2015

ANNUAL INFORMATION FORM

(Fiscal Year Ended March 31, 2015)

CORPORATE OFFICE

8585 Chemin Côte-de-Liesse

Saint-Laurent, Québec

June 11, 2015                                                                                                                                        Canada H4T 1G6

TABLE OF CONTENTS

1.             CORPORATE STRUCTURE OF CAE

1.1          Name, Address and Incorporation

1.2          Inter-corporate Relationships

2.             OVERVIEW OF CAE AND THE DEVELOPMENT OF ITS BUSINESS

2.1          Overview

2.2          Geographic and Segment Revenues and Locations

2.3          CAE’s Vision

2.4          Our Strategy and Value Proposition

2.5          Industry Overview and Trends

2.6          Research and Development (“R&D”)

2.7          Production and Services

2.8          Specialized Skills and Knowledge

2.9          Competition

2.10        Components

2.11        Intangible Properties

2.12        Cycles

2.13        Environmental liabilities

2.14        Employees

2.15        Foreign Operations

3.             DESCRIPTION OF THE BUSINESS SEGMENTS

3.1          Civil Aviation Training Solutions (“Civil”)

3.2          Civil Market Trends and Outlook

3.3          Defence and Security (“Defence”)

3.4          Defence Market Trends and Outlook

3.5          Defence Contracts

3.6          Healthcare

4.             RISK FACTORS

4.1          Risks relating to the industry

4.2          Risks relating to the Company

4.3          Risks relating to the market

5.             DIVIDENDS

6.             DESCRIPTION OF CAPITAL STRUCTURE

7.             MARKET FOR SECURITIES

7.1          Trading Price and Volume

8.             DIRECTORS AND OFFICERS

8.1          Name and Occupation

8.2          Cease Trade Orders, Bankruptcies, Penalties or Sanctions

9.             TRANSFER AGENTS AND REGISTRARS

10.          AUDIT COMMITTEE

10.1        Mandate

10.2        Membership

11.          APPROVAL OF SERVICES

12.          ADDITIONAL INFORMATION

GLOSSARY

SCHEDULE A – SUBSIDIARIES AND OTHER INVESTMENTS

SCHEDULE B – AUDIT COMMITTEE MANDATE

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INFORMATION INCORPORATED BY REFERENCE

CAE’s Management’s Discussion and Analysis and our Consolidated Financial Statements for the year ended March 31, 2015, and the notes thereto (“Consolidated Financial Statements”) appear in the Annual Report to Shareholders for the year ended March 31, 2015 (“Annual Report”). The Consolidated Financial Statements were prepared in accordance with Part 1 of the CPA Canada Handbook, referred to as IFRS. The information contained in the Management’s Discussion and Analysis and the Consolidated Financial Statements for the year ended March 31, 2015, and the notes thereto, is specifically incorporated by reference into this Annual Information Form (“AIF”). Any parts of the Annual Report not specifically incorporated by reference do not form part of this AIF.

Unless otherwise noted, all dollar references in this Annual Information Form are expressed in Canadian dollars.

References to fiscal 2015 (“FY2015”) refer to the period from April 1, 2014 to March 31, 2015, references to fiscal 2014 refer to the period from April 1, 2013 to March 31, 2014, and references to fiscal 2013 refer to the period from April 1, 2012 to March 31, 2013.

This AIF contains forward-looking statements about our activities, events and developments that we expect to or anticipate may occur in the future including, for example, statements about our vision, strategies, market trends and outlook, future revenues, capital spending, expansions and new initiatives, financial obligations and expected sales. Forward-looking statements normally contain words like believe, expect, anticipate, plan, intend, continue, estimate, may, will, should, strategy, future and similar expressions.

By their nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties associated with our business which may cause actual results in future periods to differ materially from results indicated in forward-looking statements. While these statements are based on management’s expectations and assumptions regarding historical trends, current conditions and expected future developments, as well as other factors that we believe are reasonable and appropriate in the circumstances, readers are cautioned not to place undue reliance on these forward-looking statements as there is a risk that they may not be accurate.

Important risks that could cause such differences include, but are not limited to, risks relating to the industry such as competition, level and timing of defence spending, government-funded defence and security programs, constraints within the civil aviation industry, regulatory rules and compliance, risks relating to CAE such as product evolution, R&D activities, fixed-price and long-term supply contracts, procurement and original equipment manufacturer (OEM) leverage, warranty or other product-related claims, product integration, protection of our intellectual property, third-party intellectual property, loss of key personnel, environmental liabilities, claims arising from casualty losses, integration of acquired businesses, our ability to penetrate new markets, information technology systems, length of sales cycle and our reliance on technology and third-party providers, and risks relating to the market such as foreign exchange, political instability, availability of capital, pension plan funding, doing business in foreign countries and income tax laws.

Additionally, differences could arise because of events announced or completed after the date of this AIF. You will find more information in the Risk Factors section of this AIF. We caution readers that the risks described above are not necessarily the only ones we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

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Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. The forward-looking information and statements contained in this AIF are expressly qualified by this cautionary statement.

1.                CORPORATE STRUCTURE OF CAE

1.1             Name, Address and Incorporation

On March 17, 1947 CAE Inc. (“Company” or “CAE”) was incorporated as Canadian Aviation Electronics Ltd. under the laws of Canada by letters patent. In 1965, the name of the Company was changed to CAE Industries Ltd. and in 1993 the Company changed its name to CAE Inc.

CAE was continued in 1977 under the Canada Business Corporations Act (“CBCA”). In 1979, CAE’s articles were amended to change its authorized share capital to an unlimited number of common shares, and again in 1981 to authorize an unlimited number of preferred shares, issuable in series, with such rights, privileges, restrictions and conditions as the Directors of CAE may determine.

On June 9, 1995, CAE’s articles were amended to authorize the Directors to appoint additional Directors in accordance with the provisions of the CBCA. On April 1, 2001, the Company amalgamated with CAE Electronics Ltd., our wholly-owned subsidiary.

CAE’s registered office is located at 8585 Côte-de-Liesse, Saint-Laurent, Québec, Canada H4T 1G6, telephone: (514) 341-6780, fax: (514) 340-5530.

1.2             Inter-corporate Relationships

The direct and indirect subsidiaries and other investments or ownership interests of CAE are set out in Schedule A hereto.

2.                OVERVIEW OF CAE AND THE DEVELOPMENT OF ITS BUSINESS

2.1             Overview

CAE is a global leader in delivery of training for the civil aviation, defence and security, and healthcare markets. We design and integrate the industry’s most comprehensive training solutions, anchored by the knowledge and expertise of our 8,000 employees, our world-leading simulation technologies and a record of service and technology innovation spanning nearly seven decades.

Our global presence is the broadest in the industry, with 160 sites and training locations in 35 countries, including our joint venture operations, and the world’s largest installed base of flight simulators. Each year, we train more than 120,000 civil and defence crewmembers, and thousands of healthcare professionals worldwide.

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Our training solutions comprise a combination of products and services, with more than half of our revenue coming from the sale of training and related services and the balance from simulation products and updates.

Founded in 1947 and headquartered in Montreal, Canada, CAE has built an excellent reputation and long-standing customer relationships based on nearly 70 years of experience, strong technical capabilities, a highly trained workforce and global reach.

CAE’s common shares are listed on the Toronto and New York stock exchanges under the symbol CAE.

2.2             Geographic and Segment Revenues and Locations

CAE’s consolidated revenue from continuing operations in fiscal 2014 was $2.078 billion and in 2015 was $2.246 billion and is broken down as follows:

Revenue by Segment (%) [1]                                                                                                                                                           Geographic Distribution of Revenue (%)

	2015	2014		2015	2014
Civil Aviation Training Solutions	58	57	US	34	32
Defence and Security	38	40	Germany	4	3
Healthcare	4	3	Other European countries	16	18
	100	100	United Kingdom	11	12
			Other Asian countries	12	9
			Canada	7	8
			Australia	3	4
			China	6	7
			United Arab Emirates	3	3
			Other countries	4	4
				100	100

[1] Fiscal 2014 comparatives are restated for discontinued operations of CAE Mining.

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The following sets out, by business segment, the locations of CAE’s primary subsidiaries and divisions:

Location	Civil Aviation Training Solutions	Defence & Security	Healthcare
Canada
Montreal, Québec	✓	✓	✓
Toronto, Ontario	✓	✓
Ottawa, Ontario	✓	✓
Halifax, Nova Scotia		✓
Calgary, Alberta			✓
Vancouver, British Columbia	✓
Europe
Aberdeen, United Kingdom	✓
Amsterdam, Netherlands	✓
Barcelona, Spain	✓
Brussels, Belgium	✓
Burgess Hill, United Kingdom	✓	✓	✓
Budapest, Hungary		✓
Copenhagen, Denmark	✓
Dublin, Ireland	✓
Gatwick, United Kingdom	✓
Madrid, Spain	✓
Mainz, Germany			✓
Manchester, United Kingdom	✓
Paris, France	✓
Palma de Majorca, Spain	✓
Prague, Czech Republic	✓
Rome, Italy	✓
Stavanger, Norway	✓
Sesto Calende, Italy		✓
Shannon, Ireland	✓
Oslo, Norway	✓
Oxford, United Kingdom	✓
RAF Benson, Oxfordshire, United Kingdom		✓
Stockholm, Sweden	✓
Stolberg, Germany		✓
Vélizy, France		✓
Veszprem, Hungary			✓
United States
Anchorage, Alaska	✓
Charlotte, North Carolina	✓
Dallas/Fort Worth, Texas	✓
Mesa, Arizona	✓
Morristown, New Jersey	✓	✓
Orlando, Florida		✓
Phoenix, Arizona Redmond, Washington	✓		✓
Richardson, Texas		✓
Sarasota, Florida			✓
Tampa, Florida		✓
Little Rock, Arkansas		✓
San Jose, California		✓
San Francisco, California	✓
Oklahoma city, Oklahoma	✓
Minneapolis, Minnesota	✓
Orlando, Florida	✓
Miami, Florida	✓

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Other
Abu Dhabi, United Arab Emirates	✓
Beijing, China	✓
Bengaluru, India	✓	✓
Brisbane, Australia		✓	✓
Brunei, Darussalam		✓
Doha, Qatar	✓
New Delhi, India	✓
Dubai, United Arab Emirates	✓	✓
Gondia, India	✓
Hong Kong, China	✓
Jakarta, Indonesia	✓
Johannesburg, South Africa	✓
Kuala Lumpur, Malaysia	✓
Lima, Peru	✓
Manila/Clark, Philippines	✓
Melbourne, Australia	✓	✓
Mexico City, Mexico	✓
Rae Bareli, India	✓
Santiago, Chile	✓
Sao Paulo, Brazil	✓
Seoul, Korea	✓
Shanghai, China	✓
Singapore, Republic of Singapore	✓	✓
Sydney, Australia	✓	✓
Tokyo, Japan	✓
Toluca, Mexico	✓
Zhuhai, China	✓

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2.3           CAE’s Vision

Our vision is to be the recognized global training partner of choice to enhance safety, efficiency and readiness.

2.4          Our Strategy and Value Proposition

Our strategy

We address the imperatives of safety, efficiency and readiness in our three markets: civil aviation, defence & security, and healthcare.

We want to sustain our leadership position by consistently delivering best-in-class customer experience and innovation supporting our position as the recognized global training partner of choice for our customers. Our key differentiators include our unique ability to provide comprehensive solutions, our established credibility as a training systems integrator, our technology leadership, our proven customer support, the strength of our brand and our vast global presence that we will continue to build on through continuous service and product innovation.

We prioritize the maintenance of a strong financial base and capital allocation discipline. Uses of capital include selective growth investments in support of our long-term customer relationships and our vision in training.

Value proposition

The value we provide customers is the ability to enhance the safety of their operations, improve their mission readiness for potentially dangerous situations and lower their costs by helping them become more operationally efficient. We offer a range of product and service solutions to enhance our customers’ planning and decision-making abilities. We also offer a broad global reach, and as a result, we are able to provide solutions in proximity to our customers, which is an important cost-benefit consideration for them.

Our core competencies and competitive advantages include:

×           Comprehensive knowledge of training and learning methodologies;

×           World-leading modeling and simulation technology;

×           Total array of training products and services solutions;

×           Broad-reaching customer intimacy;

×           High brand equity;

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×           Proven systems engineering and program management processes;

×           Best-in-class customer support;

×           Well established in emerging markets.

Comprehensive knowledge of training and learning methodologies

With nearly 70 years of experience in simulation, we are an industry expert in aviation training and are the industry’s training solution one-stop shop. We are constantly introducing and implementing ways to improve safety and training efficiency, from ab initio to professional pilot training. For instance, data from simulation training sessions is captured, analyzed and displayed to provide instructors and trainees with real-time feedback on training performance, allowing focus on priority development areas to increase training efficiency.

We are also playing a leadership role in supporting airlines toward the adoption of the Multi-Crew Pilot Licence (“MPL”) program, the most recent pilot licence introduced by the International Civil Aviation Organization (“ICAO”), which embeds the latest advances in learning leveraging simulation. Another example is our industry leadership towards implementing Upset Prevention and Recovery Training, specifically geared toward preparing pilots to address adverse and extreme flying conditions.

In the defence and security market, we are increasingly leveraging our unique training systems integration capabilities to offer customers across air, land and sea domains, and for government and civil security organizations responsible for public safety. Our comprehensive training solutions include training centres, training services and simulation products. We are leveraging our experience and best practices in simulation-based aviation training to deliver innovative solutions to improve the safety and efficiency of this industry. We offer the broadest range of medical simulation products and services in the market, including patient, ultrasound and interventional (surgical) simulators. Our class-leading, simulation centre management system effectively captures every aspect of a live simulation, allowing the delivery of instant, multimedia debriefing sessions and ongoing training improvement.

World-leading modeling and simulation technology

We are proud of our technological leadership. Pilots around the world view our simulation as the closest thing to the true experience of flight. We have consistently led the evolution of flight training and simulation systems technology with a number of industry firsts. We have simulated the entire range of large civil aircraft in use today, a large number of the leading regional and business aircraft and a number of civil helicopters. We are an industry leader in providing simulation and training solutions for fixed-wing tanker and transport aircraft, maritime patrol aircraft, trainer aircraft and helicopter platforms for the military. We also have extensive knowledge, experience and credibility in designing and developing simulators for first-to-market aircraft of major aircraft manufacturers. We now use our expertise in modeling and simulation beyond training into other mission-critical areas, such as emergency response services, where these technologies are used to support superior decision-making capabilities. As well, we have extended these capabilities to the healthcare market.

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Total array of training products and services solutions

With a large network of training centres, we are a global leader in aviation training providing the complete solution to meet our customers’ training and pilot sourcing needs. Our pilot training programs span over 100 different civilian aircraft models including commercial airliners, business aircraft and helicopters. We offer also a wide array of training products, from desktop trainers to full-flight simulators (“FFS”), addressing both our civil and defence and security customers’ training needs.

In the defence and security market, our programs involve training for transport aircraft, helicopters, trainer aircraft, tankers, maritime patrol aircraft, remotely piloted aircraft (“RPA”) systems, tanks, armoured fighting vehicles, ships and other platforms. Our range of training services includes the provision of curricula for pilot type training, cabin crew, maintenance and ground personnel training. Our civil pilot sourcing solution adds value and moves our customers’ businesses forward by identifying, screening, selecting, training and ultimately placing pilots at their airlines. In addition, we deliver civil ab initio pilot training through CAE Oxford Aviation Academy (“CAE OAA”).

Broad-reaching customer intimacy

The realization of our vision to be the recognized global training partner of choice is evident in the relationships that we have with most of the world’s airlines, aircraft operators, governments and original equipment manufacturers (“OEMs”). Our broad geographic coverage allows us to respond quickly and cost effectively to customer needs and new business opportunities while having a deep understanding of the regulations and customs of the local market. We operate a fleet of over 282 full-flight and full-mission simulators in 67 civil aviation and military training locations worldwide to meet the wide range of operational requirements of our customers. Among our thousands of customers, we have long-term training services agreements and joint ventures with approximately 30 major airlines and aircraft operators around the world and relationships with more than 50 defence operators in approximately 35 countries.

High brand equity

We are unique in the simulation industry as the only truly global company focused on training and simulation. We continually reinforce our focus, experience and technology leadership as we position the Company with customers around the world. We invest in building and maintaining our brand and reputation as a company committed to innovation that will help its customers enhance safety, improve efficiency, and achieve mission readiness. We are focused on offering the aviation industry’s most comprehensive portfolio of training solutions including simulation products, training services, and crew sourcing. We have the ability to tailor a flexible training solution to the individual requirements of each of our customers. Our simulation products are rated among the highest in the industry for reliability and availability. This is a key benefit because simulators normally operate in high-duty cycles of up to 20 hours a day, seven days a week. We design our products so customers can upgrade them, giving them more flexibility and opportunity as products change or new air worthiness regulations are introduced. The CAE brand is synonymous with training-knowhow, industry-leading simulation technology, as well as superior customer support and we strive to be our customers’ training partner of choice across all three of our markets.

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Proven systems engineering and program management processes

We continue to evolve our technology platform to meet the changing market needs, and to develop solutions and deliver technically complex programs to help ensure that there are trained and mission-ready aircrew and combat troops around the world. We have a proven track record on delivering complex civil and military first-to-market simulators. Our defence and security business unit has several of its organizations around the world certified to Level 3 or above of the Capability Maturity Model Integration (“CMMI”), which is an internationally recognized model of industry best practices in organizational process improvement, project management, systems engineering and software development. Our experience, coupled with our continued investment in research and development, strengthens our technological leadership as well as our management expertise to provide programs featuring sensor simulation for maritime operations, synthetic tactical environments for naval and fighter operations as well as visualization and common database technologies that deliver rich, immersive synthetic environments for the most effective training and mission rehearsal possible.

Best-in-class customer support

We maintain a strong focus on after-sales support, which is often critical in winning additional sales contracts, as well as important update and maintenance services business. Our customer support practices, including a web-based customer portal, performance dashboard and automated report cards, have resulted in enhanced customer support according to customer comments and feedback.

Well established in emerging markets

We pride ourselves in our local presence in each of our global markets, while simultaneously maintaining the efficiencies and advantages of being an international organization. This approach has enabled us to lead in high-growth regions like China, Eastern Europe, India, the Middle East, South America and Southeast Asia, where we have been active for several decades.

2.5           Industry Overview and Trends

The civil, defence and security and healthcare markets that CAE serves are driven by factors particular to each market.

CAE believes the civil market is most affected by the world gross domestic product, which in turn drives air travel, measured in revenue passenger kilometers (“RPK”). This positive RPK generation needs to be satisfied by aircraft deliveries in addition to the existing fleet, and then corrected for attrition. Other factors influencing CAE  include the nature, size and composition of aircraft fleets, aircraft delivery schedules, pilot demographics, certification requirements, market demand for commercial and business air travel and helicopter transport; the latter two in particular are also influenced by corporate profits and activity in the oil and gas sector.

CAE believes the defence and security market is mostly influenced by a combination of defence spending and the nature of military activity. Demand for CAE’s defence and security products and services are also influenced by the degree to which governments globally lean towards the outsourcing of functions to the private sector. As well, CAE’s defence and security business is affected by the extent to which synthetic training and mission rehearsal solutions gain market acceptance as a complement or alternative to live training such as flying an actual aircraft or firing an actual weapon.

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CAE believes the healthcare market is influenced by developments in treatments for healthcare issues and, in some markets, government spending. Demand for CAE’s healthcare products and services are also influenced by the degree to which synthetic training and treatment rehearsal solutions gain market acceptance as an alternative to the present system of on-the-job learning assisted by seasoned clinicians. As well, CAE believes the introduction of revolutionary medical technology will have a bearing on the rate of adoption for simulation-based training solutions. New medical devices and advanced procedures, such as Intra-Cardiac Echocardiography (“ICE”), cardiac assist devices and mechanical ventilation enhancements, require advanced training solutions, such as simulation, for internal product development and customer training.

2.6           Research and Development (“R&D”)

CAE’s competitive strategy is based on technology leadership of its products and services. This strategy is underpinned by a strong innovation culture and a long-standing commitment to performing R&D. Also, CAE’s competitive strategy is based on training leadership. In April 2015, CAE has appointed a Global Leader-Training Strategy for Civil Aviation, who will be responsible for maintaining and developing CAE’s position as the recognized global training partner of choice for customers in Civil Aviation. To optimize training leadership, one of CAE’s goals is to enhance instructor performance. As a result, CAE will strengthen the instructor support infrastructure, including new functions, processes and technical support tools. For technical support tools CAE will leverage on its Engineering organization and capabilities to support strategic training solutions.

CAE uses leading practices in the Global Engineering organization to ensure strategic alignment of the technology roadmap with the business strategy. This special governance mechanism, called the Innovation Board, is held periodically at the most senior executive level of the Company, to align and review the vision and strategic direction for R&D. Making innovation materialize at all levels within CAE’s products, services and processes throughout the operational execution continues to be a strategic priority. To this end, a company-wide “Open Innovation Challenge” process is deployed to all employees using an internal social media platform to stimulate innovation. Our employees are proud to contribute to the innovation journey leading to new products and services.

We are pleased to report that the strategic initiative of technology convergence is progressing as planned and is already demonstrating benefits. This project consolidates the complete CAE technology stack into a single common platform that will provide the building blocks for all of CAE’s products for the future. We expect this will lead to tangible efficiencies in our manufacturing.

We were also pleased to introduce in fiscal 2014 the new full flight simulator benchmark in the industry, the CAE 7000XRTM. This simulator defines new customer experience standards for pilots, for instructors, for maintenance technicians, and for training centre operators. It includes new customer interfaces, such as a next generation instructor “office” which provides real time brief/debrief capabilities. It also features new embedded training capabilities such as upset recovery training systems as mandated by new regulations. This next generation instructor environment is significant. The 7000XRTM also provides a novel computing infrastructure that leverages cloud-based big data technologies to provide a superior level of operational efficiency. In addition to the new software design, the hardware for this simulator has been optimized to reduce long-term life cycle operating costs.

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Continuing on the success of the 3000 SeriesTM light helicopter simulator platform introduced in 2012, CAE has developed and launched a new larger version for mid to heavy helicopters. The CAE 3000 SeriesTM simulator has successfully entered the market with innovative design features such as a 12ft direct projection visual system providing a more immersive experience.

CAE has continued to advance its leadership position in simulation synthetic environments with the release to market of its Dynamic Synthetic Environment TM (“DSE”) product suite. The complete Presagis software tool set and the complete CAE synthetic software stack have been augmented to be fully dynamic, persistent and inter-operable. This technology places CAE in a leading position to support the military forces’ vision of joint synthetic training.

Specifically for the defence and security market segment, CAE is actively conducting research and development initiatives related to distributed mission operations, training system integrated learning environments, and more realistic synthetic environments.  These initiatives are designed to support the desire of defence forces to conduct more integrated and networked virtual training and mission rehearsal exercises, as well as optimize the overall efficiency through the lifecycle of a training system.

As a significant outcome of the 2015 R&D investment, CAE is pleased to report that it has been granted five patents and has filed for twenty-one patents covering the latest innovations in its products.

CAE launched Project Innovate in 2015 to develop our next generation of simulation platforms for its civil aviation and defence markets. Project Innovate will enable CAE to create a state-of-the-art modular system which will be more efficient and much easier to deploy and maintain. The new system will also enhance the user experience of CAE products. In addition, CAE will develop technologies and training solutions geared towards joint and networked operations in order to be a training systems integrator in air, sea and land domains.

2.7           Production and Services

Production

CAE’s manufacturing and assembly facilities are located in Montreal, Canada; Tampa, Sarasota, U.S.; Burgess Hill, U.K.; Sydney, Australia; Bengaluru, India; and Stolberg, Germany.

The manufacturing process for CAE Full Flight simulators is complex, involving the coordination of more than 200,000 parts and millions of lines of software code. The manufacture of a simulator includes six major stages: design, manufacture & assembly, integration & testing, shipping, site installation and final qualification on site. Military simulators, by virtue of their tactical environments and weapons/sensor systems, are more complex and unique than civil simulators and therefore may take more time to design, manufacture and test.

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Manufacturing is organized into ten manufacturing cells comprised of the following three major disciplines: electronics (printed circuit board assembly), electrical (cables, cabinets, aircraft instruments and avionics), and mechanical (sheet metal and machine shop, precision assembly and hydraulics, structural assembly and final assembly). Each cell has its own planning, methodizing and set of specific products to deliver, which establishes clear accountability for manufacturing performance.

Most of our manufacturing and integration activities for civil and military simulation systems are conducted at CAE’s facilities in Montreal, with some integration and update related work also being conducted at the Tampa, Burgess Hill, Bengaluru, Sydney, and Stolberg sites. The Tampa facility conducts military systems integration and testing activities for simulation equipment destined for U.S. military-related contracts.

Services

CAE’s training and service facilities are based around the world. While our head office is located in Montreal, Canada, CAE provides 67 training centres across South America, North America, Europe, the Middle East, India, China, Russia and Southeast Asia.

These locations include Type Rating Training Organizations (“TRTO”) offering pilot, maintenance and cabin crew training to business and commercial aircraft operators; ab-initio training centres which provide commercial pilot license training to aspiring pilots as part of CAE OAA initiative; and several locations from which CAE offers technical support services to aviation training centres.

CAE develops and purchases courseware, and CAE’s flight data solutions are offered from Canada.

CAE provides a range of technical support services to civil and military simulator operators, including parts replacement and repairs, installations, relocations, upgrades and technical training. Customers use CAE’s technical services to answer questions, troubleshoot and receive advice. This extends to service visits by CAE’s engineers to assist in customer maintenance and repair activities. Military and civil upgrade services are not restricted to CAE products; CAE can upgrade most other manufacturers’ simulators. CAE services are offered either in conjunction with a sale of a simulator, through maintenance contracts or individual purchase orders. CAE believes that our service business provides opportunities to influence the upgrade of installed FFSs while providing valuable insights into customer training needs.

CAE also provides analytical and engineering services that leverage modeling and simulation and other advanced technologies to develop innovative solutions to our clients’ most complex challenges. CAE offers clients a range of services and subject matter expertise, including human factors and human system integration, capability based planning, advanced synthetic environments, system and software engineering for Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (“C4ISR”) and electronic warfare systems, training systems and services, integrated information environments, and in-service support for fleet operations and maintenance.

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2.8           Specialized Skills and Knowledge

CAE employs predominantly graduates in engineering and software development, as well as pilots, instructors and other flight training experts. As an industry leader, CAE is able to train our staff in the technology and software required for simulation software and equipment. Flight trainers are typically recruited from the ranks of former airline or military pilots.  Recognizing that engineering talent is critical to CAE innovation capability, CAE has an engineering career framework to develop the talent pipeline within the CAE engineering community.

2.9           Competition

We sell our simulation equipment and training services in highly competitive markets. New participants have emerged in recent years and the competitive environment has intensified as aerospace and defence companies position themselves to try to take greater market share by consolidating existing commercial aircraft simulation companies and by developing their own internal capabilities. Predominantly defence companies such as Textron, Lockheed Martin and L-3 Communications have acquired commercial aircraft simulator competitors as a means to reduce their overall exposure to defence markets and seek growth in the civil aviation market. Most of our competitors in the simulation and training markets are also involved in other major segments of the aerospace and defence beyond simulation and training. As such, some of them are larger than we are, and may have greater financial, technical, marketing, manufacturing and distribution resources.

In addition, our main competitors are either aircraft manufacturers, or have well-established relationships with aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects for these organizations. In particular, we face competition from Boeing, which has pricing and other competitive advantages over us. Boeing has a licencing model for Boeing civil aircraft simulators which currently includes a requirement for simulator manufacturers and service training operators to pay Boeing a royalty to manufacture, update or upgrade a simulator, and to provide training services on Boeing simulators.

OEMs like Airbus and Boeing have certain advantages in competing with independent training service providers. An OEM controls the pricing for the data, parts and equipment packages that are often required to manufacture a simulator specific to that OEM’s aircraft, which in turn is a critical capital cost for any simulation-based training service provider. OEMs may be in a position to demand licence royalties to permit the manufacturing of simulators based on the OEM’s aircraft, and/or to permit any training on such simulators. CAE also has some advantages, including being a simulator manufacturer, having the ability to replicate certain aircraft without data, parts and equipment packages from an OEM, and owning a diversified training network that includes joint ventures with large airline operators which are aircraft customers for OEMs. We work with some OEMs on business opportunities related to equipment and training services.

Both Boeing and Airbus have introduced aircraft data simulation packages for the new B737 MAX and A350 aircraft that potentially reduce CAE’s content related to the simulation of aircraft systems.

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We obtain most of our contracts through competitive bidding processes that subject us to the risk of spending a substantial amount of time and effort on proposals for contracts that may not be awarded to us. A significant portion of our revenue is dependent on obtaining new orders and continuously replenishing our backlog. We cannot be certain that we will continue to win contracts through competitive bidding processes at the same rate as we have in the past. The presence of new market participants as noted above, and their efforts to gain market share, creates heightened competition in bidding which may negatively impact pricing and margins.

Economic growth underlies the demand for all of our products and services. Periods of economic recession, constrained credit, government austerity and/or international commercial sanctions generally lead to heightened competition for each available order. This in turn typically leads to a reduction in profit on sales won during such a period. Should such conditions occur, we could experience price and margin erosion.

CAE’s future success will depend in large part upon our ability to improve existing product lines, attract incremental training onto CAE’s network of simulators, deliver more complete training services, develop new processes and products in the same or related fields, improve delivery intervals and reduce the costs we incur in producing our products and services.

2.10        Components

CAE deals with a variety of goods and services suppliers across our business segments. Although we are not overly dependent on any single supplier for any key manufacturing components or services, CAE’s products contain sophisticated computer systems that run on software and operating systems supplied to us by third parties. Such computer systems and software may not always be available to CAE to license or purchase.

The production of CAE simulators is often dependent upon receipt by CAE of data, including confidential or proprietary data, concerning the functions, design and performance characteristics of a product or system, the performance of which CAE’s simulator is intended to simulate. CAE cannot guarantee that we will be able to obtain such data on reasonable terms, or at all. Original manufacturers of these products and systems could object to the simulation by CAE of components of, or the totality of their products or systems, or could request high license fees that could negatively impact CAE’s profit margins.

Most of the raw materials used in manufacturing (such as sheet metal, wires, cables and electronic integrated circuits) are available off the shelf from multiple commercial sources. The unique parts are the aircraft parts. These are usually available from aircraft manufacturers, the resale market, decommissioned or surplus aircrafts as well as through simulated part manufacturers.

The availability of most parts in a timely manner facilitates a relatively smooth production flow. Aircraft parts, in some instances, may be an exception, especially on new/prototype aircraft types or those out of production. The timely delivery of these parts is often the responsibility of CAE’s customers. CAE’s contracts normally link these aircraft parts delivery dates to the simulator delivery schedules. In cases where such aircraft parts cannot be made available, CAE’s customers rely on CAE’s ability to make simulated parts.

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2.11        Intangible Properties

We rely in part on trade secrets and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries.

Intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licenses on terms that are commercially acceptable, if at all.

Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

CAE owns certain patents and has filed applications in respect of additional patents. CAE enters into agreements containing non-disclosure and confidentiality clauses with third parties and has similar provisions in place with our employees to protect our proprietary information and trade secrets. CAE also has internal policies concerning both ethics and intellectual property which guide our employees in their dealings with CAE’s intellectual property and that of third parties.

Given the lengthy delay in obtaining patents, during which some technology may evolve into newer generations, the required detailed patent application disclosure which may permit competitors to reverse-engineer an invention, and the cost of maintaining and defending patents, CAE believes that certain intellectual property is adequately protected by either maintaining it as a trade secret or selectively disclosing enough of it to forestall anyone else from subsequently claiming it as their own original innovation.

CAE’s agreements with Industry Canada and Investissement Québec (“IQ”) restrict, in some cases, CAE’s ability to license (other than to customers) or transfer ownership of intellectual property developed with the program’s support until all funding has been repaid or consent has been obtained.

Given CAE’s many decades of success in the field of aviation simulation, CAE believes that the CAE brand and some of our trademarked products have value in the markets we address.

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2.12        Cycles

The Defence segment sells to government customers such that there is no evident cycle to the intake of orders, but such order levels may vary significantly from quarter to quarter because of the irregular timing of government orders.

The Civil segment’s equipment sales to airlines are affected by the cycles of expansion and contraction of the entire commercial airline industry, as well as the availability of credit and general economic conditions. Demand for training services is to a lesser extent, also affected by the longer wave cycles of the commercial airline industry. The Civil segment also experiences a significant degree of seasonality; in times of peak travel (holiday periods, etc.) airline and business jet pilots are often too busy flying aircraft to attend training sessions. As well, production of CAE’s simulators is affected by the company’s annual summer shutdown, which principally affects manufacturing activities in our main plant in Montreal.

Healthcare is subject to the irregular timing of orders by hospitals, universities, government entities and defence forces.

2.13        Environmental liabilities

CAE operations include, and past operations and those of some past operators at some of CAE’s sites have included, the use, generation, storage, handling and disposal of hazardous materials which are subject to health and safety and environmental laws and regulations in the various countries in which CAE operates or has operated.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

We have made provisions for claims we know about and remediation we expect will be required, but there is a risk that our provisions are not sufficient.

In addition, the operations disposed of in the period prior to 2005 are largely uninsured against such claims, so an unexpected large environmental claim against one of them could reduce our profitability in the future.

CAE believes our current operations are in compliance in all material respects with environmental laws and regulations. Environmental protection requirements do not have material financial or operational effects on CAE’s capital expenditures, earnings or competitive position.

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2.14        Employees

CAE strives to have practices in place that drive employee development and engagement through employee communications, processes such as Kaizen and its Annual Leadership Development Process (“ALDP”). The Company invests in its employees through technical and leadership training, as well as developmental career moves.

CAE employs approximately 8,000 employees; of these approximately 1,400 are unionized and covered by 26 different collective agreements all over the world. The Company maintains constructive relationships with its unions and strives to achieve mutually beneficial relationships while maintaining cost competitiveness.

2.15        Foreign Operations

For the fiscal year ended March 31, 2015, sales to customers outside Canada accounted for over 90% of CAE’s revenue. CAE expects sales outside Canada to continue to represent a significant portion of revenue in the foreseeable future.

CAE’s physical presence in countries such as the U.S., Germany, Australia, Singapore and the U.K. has enabled us to develop strong relationships and a good reputation with governments and other defence contractors who are important decision makers regarding defence contracts.

As a result, CAE is subject to risks of doing business internationally, including:

•          Currency fluctuations;

•          Changes to regulatory requirements;

•          Changes to domestic and foreign government policies, including requirements to spend a portion of program funds locally and governmental industrial cooperation requirements;

•          The complexity and necessity of using foreign representatives and consultants;

•          Imposition of tariffs or embargoes, export controls, including U.S., Canadian and foreign arms export controls, currency exchange controls and restrictions, and other trade restrictions affecting countries in which CAE sells our products or services;

•          The challenge of managing and operating an enterprise spread over various countries;

•          Compliance with a variety of foreign laws; and

•          General economic and geopolitical conditions, including international hostilities, inflation, trade relationships and military and political alliances.

The impact of these factors is difficult to predict and any one or more of these factors could adversely affect CAE’s operations in the future.

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3.             DESCRIPTION OF THE BUSINESS SEGMENTS

3.1           Civil Aviation Training Solutions (“Civil”)

We provide comprehensive training solutions for flight, cabin, maintenance and ground personnel in commercial, business and helicopter aviation, a complete range of flight simulation training devices, as well as ab initio pilot training and crew sourcing services.

We are the largest provider of commercial and helicopter aviation training services in the world and the second largest provider of business aviation training services. We are well established in North America and Western Europe, and lead the market in the high-growth regions of China, Eastern Europe, India, the Middle East, South America and Southeast Asia. Through our broad global network of training centres, we serve all sectors of civil aviation including airlines and other commercial, business and helicopter aviation operators. Our comprehensive training solutions, deep industry expertise and credibility, installed base, strong relationships and reputation as a trusted partner enable us to access a broader share of the market than any company in our industry.

We provide aviation training and services in approximately 30 countries. Among our thousands of customers, we have long-term training centre operations and training services agreements and joint ventures with approximately 30 major airlines and aircraft operators around the world. Our range of training solutions includes products and services offerings for pilot, cabin crew and aircraft maintenance technician training, training centre operations, curriculum development, courseware solutions and consulting services.

We currently operate 256 FFSs, including FFSs operating in our joint ventures. We offer industry-leading technology with a full solution capability to integrate flight data and simulator data to better understand the performance of trainees. CAE operates the largest ab initio flight training network in the world with 9 academies, a fleet of over 170 aircraft and the resources and expertise to train up to 2,000 cadets annually. CAE Parc Aviation is the global market leader in the provision of flight crew and technical personnel to airlines, aircraft leasing companies, manufacturers and maintenance, repair and operations (“MRO”) companies worldwide.

We are the world leader in the development of civil flight simulation equipment, including FFSs and a comprehensive suite of integrated procedures trainers, flight training devices and training tools such as software, courses and training aids, using the same high-fidelity Level D software as the FFSs.

We are the market leader in the design and manufacture of civil FFSs for major and regional commercial airlines, third-party training centres and OEMs. We have established a wealth of experience in developing first-to-market simulators for more than 35 types of aircraft models including the recent development of simulators for the Airbus A350 XWB, A320Neo, Cirrus SF50, Mitsubishi Regional Jet (MRJ), ATR42/72-600, Bombardier CSeries, Global 5000/6000 and Global 7000/8000, Dassault Falcon 5X and the Commercial Aircraft Corporation of China, Ltd (COMAC) ARJ21 and C919.

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Our flight simulation equipment, including FFSs, are designed to meet the rigorous demands of their intended long and active service lives, typically matching the in-service life of the underlying aircraft, which could span a number of decades. Quality, fidelity and reliability are hallmarks of the CAE brand in flight simulation. Leveraging our extensive worldwide network of spare parts and service teams, we also offer a full range of support services. This includes emergency support, simulator updates and upgrades, maintenance services and simulator relocations.

Civil Aviation training solutions won $1.512.3 million of orders in FY2015, including contracts for 41 full-flight simulators.

CAE’s expanding presence in civil aviation training solutions has been accelerated during the last fiscal year as follows:

New Programs and Products

-         We launched, with Líder Aviação, a new helicopter pilot training program in São Paulo, Brazil, for operators of the S-92 Sikorsky aircraft. The S-92 training program is an extension of the joint venture between CAE and Líder, and will support flight training for all of Líder's S-92 pilots;

-         We were appointed by Bombardier Aerospace as the Authorized Training Provider (“ATP”) for the CRJ family of regional aircraft that includes the CRJ100/200, CRJ700 NextGen, CRJ900 NextGen andCRJ1000 NextGen aircraft. Under this agreement, CAE instructors will deliver CRJ aircraft flight training courses globally;

-         We inaugurated the world’s first CAE 7000XR SeriesTM full-flight simulator at Middle East Aviation Academy in Beirut, Lebanon.

Expansions

-         We created a joint venture with Japan Airlines (“JAL”) whereby we contributed our training center operations in Korea to the joint venture and JAL contributed its training center operations in Japan. The new joint venture will provide flight crew training services across Northeast Asia, where JAL’s training commenced in April 2015;

-         We announced, with Lufthansa Flight Training, the creation of a joint venture operating under the name of Flight Training Alliance to provide pilot and cabin crew training for Bombardier’s CSeries aircraft. Flight Training Alliance was appointed by Bombardier as its exclusive Authorized Training Provider for CSeries aircraft worldwide;

-         We signed a joint venture agreement with Shanghai Eastern Flight Training Co., Ltd, a subsidiary of China Eastern Airlines, which will bring at least 650 Chinese cadet pilots for training at our Melbourne flight school joint venture over the next five years;

-         We announced the next phase of expansion of our training network in the Middle East, where we will deploy several FFSs, including, amongst others, the Dassault Falcon 5X, G650 as well as FFSs for Bombardier, Gulfstream, Bell and Sikorsky platforms. As part of this expansion, our joint venture Emirates-CAE Flight Training will double its second Dubai training facility’s flight simulator training capacity for pilots;

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-         We opened a new business aviation training facility near Dallas Fort Worth, U.S. and added new pilot training programs to our existing Dallas facility. The combined training space includes 40 simulators, 114 classrooms and 80 briefing rooms, making it the largest flight training campus in the world;

-         We announced the expansion of our ATP network to include the Bombardier Challenger 350 business jet, offering flight and technical training through our own instructors, infrastructure and simulators and began offering Bombardier Global Express and Global Express XRS pilot and maintenance training programs in our New York training centre located in Morristown, U.S.;

-         We announced the expansion of our network with the addition of a training centre in Bogota, Colombia where we will install an A320 CAE 7000 SeriesTM full-flight simulator in calendar 2015.

3.2          Civil Market Trends and Outlook

Market Trends and Outlook

In commercial aviation, aircraft capacity and passenger traffic growth are primarily driven by gross domestic product (“GDP”). Over the past 20 years, air travel has grown at an approximate average rate of 5% and the aerospace industry’s widely held expectation is that long-term average growth for air travel will continue at approximately 5% annually over the next two decades. Growth rates are higher in emerging economies than established economies like Europe and North America. Continued growth in air travel and re-fleeting requirements have led to record commercial aircraft backlogs and OEM production rates.

In the business and helicopter aviation sector, demand for air travel is primarily driven by corporate profitability and general economic conditions. According to the U.S. Federal Aviation Administration (“FAA”), the number of business jet flights has increased by 3.3% for FY2015. The industry remains optimistic about business aircraft travel’s long-term growth.

The following secular trends continue to form the basis of our civil market investment hypothesis:

-                     Pilot certification regulations;

-                     Expected global growth in air travel;

-                     Demand for trained aviation professionals;

-                     Backlogs and delivery rates for new aircraft;

-                     Safety and efficiency imperatives of commercial airline operators.

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Pilot certification regulations

Civil aviation is highly-regulated through global and national standards for pilot licensing and certification, amongst other regulatory requirements. Since training requirements are mandatory and recurring in nature, the primary demand for our training solutions is driven by the global active aircraft fleet which has grown by an average of 3.1% annually over the past 20 years and is widely expected to continue to grow in the range of 3.6% annually over the next two decades as a result of increasing emerging market and low-cost carrier demand and fleet replacement in established markets. From March 2014 to March 2015, the global commercial aircraft fleet increased by 4.3%, growing in Asia-Pacific, the Middle East, Latin America and Europe by 7.1%, 6.8%, 6.5% and 2.6% respectively and remaining fairly stable in North America.

New pilot certification processes and regulatory requirements drive more simulation-based training. Simulation-based pilot certification training is taking on a greater role internationally with the Multi-crew Pilot License (”MPL”), with stall and upset prevention and recovery training and with new Airline Transport Pilot requirements in the U.S. Indeed, the International Civil Aviation Organization (”ICAO’) and various national and regional aviation regulatory agencies have published new regulatory requirements, standards and guidance on these specific topics.

The MPL is an alternative training and licensing methodology which we offer, in addition to the Airline Transport Pilot licence. MPL places more emphasis on simulation-based training to develop ab initio students into First Officers of airliners in a specific airline environment. On average, current MPL programs in the industry consist of two thirds of the training in flight simulation training devices and the balance in actual aircraft, whereas traditional training for ab initio licences average 80% to 90% in actual trainer aircraft. Today, there are approximately 50 nations that have MPL regulations in place and over 15 of these nations already use these regulations with training providers and airlines. CAE delivers MPL programs in Asia and in Europe with various airlines. As the MPL methodology continues to gain momentum, it will result in increased use of simulation-based training.

In the U.S., the FAA enacted a final set of regulations in 2013 on new pilot certification and qualification requirements for air carrier operations, requiring pilots to obtain an Airline Transport Pilot and aircraft specific Type Rating. Pilots applying for an Airline Transport Pilot certificate must now complete practical requirements which call for more simulation-based training that includes adverse weather conditions, low energy states, stalls, upset prevention and recovery, and high altitude operations. We have received formal approval from the FAA to conduct the Airline Transport Pilot Certification Training Program at our Dallas training centre and will expand as demand increases. The FAA has also announced new crew rest regulation requirements that will result in an increase of crew needs for airlines to sustain operations. We believe these new requirements will lead to an increase in demand for simulation-based training.

Expected global growth in air travel

Growth in air travel results in higher demand for flight, cabin, maintenance and ground personnel, which in turn drives demand for training solutions.

In commercial aviation, passenger traffic growth is primarily driven by gross domestic product (“GDP”). According to IHS Economics, global GDP is forecast to grow at 3.2% over the next 20 years, with emerging economies expected to grow at 5.2% per year, outpacing established economies like Europe and North America which will average 2.2% growth. Over the past 20 years, air travel has grown at an approximate average rate of 5% and the aerospace industry’s widely held expectation is that long-term average growth for air travel will continue at approximately 5% annually over the next two decades. In calendar 2014, global passenger traffic increased by 5.9% compared to calendar 2013. For the first three months of calendar 2015, passenger traffic increased by 6.1% compared to the first three months of calendar 2014. Emerging markets continued to outperform with passenger traffic in the Asia, the Middle East and Latin America growing at 9.0%, 8.6% and 6.2% respectively, while Europe and North America increased 5.0% and 3.0% respectively.

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According to the FAA, the total number of business jet flights, which includes all domestic and international flights, increased by 3.3% over the past 12 months. Further recovery and long-term growth in business aircraft travel will be driven by higher corporate profitability and economic growth. In helicopter aviation, market drivers are similar to those in business aviation, and in the case of offshore helicopter operators, demand is driven by the level of offshore activity in the oil and gas sector. A protracted downturn in petroleum prices could negatively impact offshore activity.

Potential impediments to steady growth in air travel include major disruptions such as regional political instability, acts of terrorism, pandemics, natural disasters, prolonged economic recessions or other major world events.

Demand for trained aviation professionals

Demand for aviation professionals is driven by air traffic growth, pilot retirements and by the number of aircraft deliveries. The expansion of global economies and airline fleets have resulted in a shortage of qualified personnel needed to fulfil this growing capacity. Pilot supply constraints include aging crew demographics and fewer military pilots transferring to civil airlines. The Professional Aviation Board of Certification reports that according to industry market estimates, approximately 20,000 new pilots will be needed per year over the next 20 years globally to support the average 5% annual growth in passenger travel. In support of this growth, the aviation industry will require innovative solutions to match the learning requirements of a new generation, leading to an increase in demand for simulation-based training services and products.

Backlogs and delivery rates for new aircraft

Commercial aircraft OEMs continue to work through record backlog levels of over 14,000 aircraft. We expect the continued high rate of aircraft deliveries to translate into continued high demand for training products and incremental demand for services. Much of this backlog consists of technologically advanced aircraft platforms, which in turn drive demand for new types of training solutions and simulator training devices. These new platforms and programs allow us to leverage our technology leadership and expertise to deliver training solutions, including CAE 7000XR SeriesTM FFS, CAE SimfinityTM procedures trainers, comprehensive training programs and expansion of our network to meet airlines’ training needs.

Business jet OEMs have announced plans to introduce a variety of new aircraft models incorporating the latest technologies to enhance performance and operator benefits such as range, speed, efficiency, comfort and the accessibility of business air travel. Examples include Bombardier’s Global 7000/8000, Embraer’s Legacy 450 and 500, Cessna’s Citation Latitude and Longitude, Dassault’s Falcon 5X, Gulfstream’s 500/600, Cirrus’ SF50, Pilatus’ PC-24 and Honda’s HondaJet.

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Deliveries of new-model aircraft drive demand for training services and products; however, they may be subject to program delays, which in turn may affect the timing of FFS orders and deliveries.

Safety and efficiency imperatives of commercial airline operators

The commercial airline industry is competitive, requiring operators to continuously pursue operational excellence and efficiency initiatives in order to achieve adequate returns while continuing to maintain the highest safety standards and the confidence of air travelers. Airlines are finding it increasingly more effective to seek expertise in training from trusted partners such as CAE to address growing efficiency gaps around capability, capacity gaps of pilots, changing regulatory environment, the large number of new aircraft programs being executed and in addressing the rapid evolution of the training environment. Partnering with a training provider like CAE gives airlines immediate access to a world-wide fleet of simulators, courses, programs and instruction capabilities, and allows them flexibility in pursuing aircraft fleet options that suit their business.

3.3             Defence and Security (“Defence”)

We are a training systems integrator for defence forces across the air, land and sea domains, and for government and civil security organizations responsible for public safety.

We are a global leader in the development and delivery of integrated virtual flight training solutions for defence forces. Our expertise spans a broad variety of aircraft, including fighters, helicopters, trainer aircraft, maritime patrol, tanker/transport aircraft and unmanned aerial systems (“UAS”). We also offer virtual training solutions for land and naval forces, including a range of driver, gunnery and maintenance trainers for tanks and armoured fighting vehicles, constructive simulation for command and staff training, and naval warfare tactical training systems. We offer virtual training solutions for government and civil security organizations, including for emergency and disaster management.

We are uniquely positioned as a training systems integrator, capable of offering our customers a comprehensive range of innovative solutions, ranging from pilot training to immersive, networked mission rehearsal. Our solutions typically include a combination of training services, products and software tools designed to cost-effectively maintain and enhance safety, efficiency, mission readiness and decision-making capabilities.

We have a wealth of experience delivering and operating training solutions across different business models, including government-owned, government-operated; government-owned, contractor-operated; or contractor-owned, contractor-operated facilities. Our offerings include training needs analysis, instructional systems design, learning management information systems, purpose-built facilities, state-of-the-art synthetic training equipment, curriculum and courseware development, classroom and simulator instruction, maintenance and logistics support, lifecycle support and technology insertion, and financing alternatives.

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We have delivered simulation products and training systems to more than 50 defence forces in approximately 35 countries. We provide training support services such as contractor logistics support, maintenance services, classroom instruction and simulator training at over 80 sites around the world, including our joint venture operations. Increasingly, we are offering our training systems integration expertise across air, land, sea and public safety to help our customers create an integrated, immersive training enterprise. We also offer a variety of modeling and simulation-based professional services, and a range of in-service support solutions such as systems engineering and lifecycle management.

Defence and security won $754.6 million of orders in FY2015.

New Programs and Products

-         We will develop and deliver a Naval Warfare Training System (”NWTS”) for the Swedish Navy. The NWTS will be a comprehensive, simulation based system including simulation software, hardware, war-gaming consoles and instructor operator stations;

-         We will deliver a comprehensive visual system to Korea Aerospace Industries for use on a T-50 full-mission simulator, marking CAE’’s first involvement on KAI’s T-50 jet trainer and light attack aircraft platform;

-         We officially inaugurated training at the CAE Brunei MPTC where training programs for the S-92 helicopter and PC-7 trainer aircraft are now being offered;

-         We announced that we will develop and deliver an Aeromedical Evacuation Training System for the USAF that includes a high-fidelity C-130 fuselage trainer as well as CAE Healthcare human patient simulators;

-         We launched the next-generation CAE Medallion-6000 visual system designed to help provide realistic, high-performance synthetic environments specifically for the defence and security market;

-         We were selected by NAVMAR Applied Sciences Corporation, a leading supplier of UAS, as its preferred simulation and training provider for the NAVMAR TigerShark XP UAS.

Expansions

-         We delivered two new T-44C flight training devices to support T-44C aircrew training services that CAE is providing to the U.S. Navy and Marine Corps as part of a contractor-owned, contractor-operated training services program at the Naval Air Station Corpus Christi;

-         We are now providing comprehensive training support services at Royal Australian Air Force (“RAAF”) Base Townsville following the acceptance into service of a second MRH90 FMS by the Australian Defence Forces;

-         We announced that we would acquire Bombardier’s Military Aviation Training business, which includes the NATO Flying Training in Canada program, to enhance our training systems integrator capabilities and expand our offering into support for live flying training of future military pilots;

-         We are now providing training support services at HMAS Albatross in Australia following the start of MH-60R helicopter training by the Royal Australian Navy.

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3.4             Defence Market Trends and Outlook

While the U.S. Bipartisan Budget Act for fiscal year 2014 has helped reduce the near-term impact of sequestration cuts and provided the U.S. Department of Defense with greater budget certainty over the current government fiscal year, the timing of contract awards will continue to be difficult to predict as the U.S. military services work to achieve the right balance in military capacity, capabilities and readiness. This may impact our ability to grow revenue and income in the short term; however, our view is that the impediment to growth is not the size of the market, but rather the timing of procurements. In Europe, force structure reductions and reduced future investment plans have narrowed the pipeline of new opportunities; however, we maintain a portfolio of recurring business for which we have sized our operations.

While the United States and Europe still present modest challenges, we are seeing increased opportunities originating from regions with growing defence budgets, like Asia and the Middle East where we have an established and growing presence. We also continue to bid on a solid pipeline of global opportunities. In addition, there are encouraging signs for our market specialization and we are confident that the use of simulation-based training will continue to increase in the future.

Demand for training solutions in the defence and security markets is driven by the following:

-         Installed base of enduring defence platforms and new customers;

-         Explicit desire of governments and defence forces to increase the use of synthetic training to mitigate budget pressures;

-         Attractiveness of outsourcing of training and maintenance services;

-         Need for synthetic training to conduct mission rehearsal, including joint and coalition forces training;

-         Relationships with OEMs for simulation and training;

-         Use of modeling and simulation for analysis and decision support.

Installed base of enduring defence platforms and new customers

With defence budgets under pressure, particularly in mature markets such as the United States and Europe, military forces are being required to maximize use of their existing platforms. Upgrades, updates, and life extension programs allow defence forces to leverage existing assets while creating a range of opportunities for simulator upgrades and training support services. Enduring platforms, such as the C-130 Hercules transport aircraft that is operated by more than 60 nations, provide a solid installed base from which to generate business. Because of our extensive installed base of simulators worldwide, and our experience on key enduring platforms, CAE is well-positioned for recurring product upgrades/updates as well as maintenance and support services.

While the mature western markets face budget pressures, other regions of the world are taking advantage of the opportunity to acquire western technologies to modernize and re-equip their defence forces. There are increased opportunities originating from regions with growing defence and security budgets, such as Asia and the Middle East. Many of the opportunities originating from these regions relate to enduring platforms where CAE has significant experience, including the C-130J Hercules transport aircraft, P-8A maritime patrol aircraft, and a range of helicopter platforms.

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Explicit desire of governments and defence forces to increase the use of synthetic training to mitigate budget pressures

More defence forces and governments are adopting synthetic training because it improves training effectiveness, reduces operational demands on aircraft, lowers risk compared to operating actual weapon system platforms and significantly lowers costs. Synthetic training offers defence forces a cost-effective way to provide realistic training for a wide variety of scenarios while ensuring they maintain a high state of readiness. For example, the U.S. Air Force (“USAF”) is making more extensive use of simulation for KC-135 tanker boom operator training, which costs approximately $20,000 for a three-hour training mission in the actual aircraft, but only $1,000 for that same three-hour training mission in simulators. The higher cost of live training and the desire to save aircraft for operational use are two factors prompting a greater adoption of synthetic training. Unlike civil aviation, where the use of simulators for training is common practice, there are no regulatory requirements for defence forces to use synthetic training. The nature of mission-focused training demands at least some live training; however, the shift to more synthetic training is well underway.

The U.S. Navy reports the share of simulation-based training on some of their aircraft platforms could increase to nearly 50% by 2020. Because of the high cost associated with conducting live training exercises, most defence forces are beginning to rebalance the mix of live, virtual and constructive (computer-based) training and shift more of the training curriculum to virtual and constructive simulation. The U.S. Army is planning to reduce the use of live training ranges and transfer some of this training to virtual and constructive simulation to reduce costs, creating opportunities for simulation-based training centres, services and products.

In the United States, continuing uncertainty in the government’s fiscal year budget and the threat of sequestration mean that the timing of contract awards will continue to be difficult to predict as the U.S. military services work to achieve the right balance in military capacity, capabilities and readiness. This may impact our ability to grow revenue and income in the short term; however, our active bids and proposals pipeline is robust and our view is that the impediment to growth is not the size of the market, but rather the timing of procurements. In Europe, force structure reductions and reduced future investment plans may have narrowed the pipeline of new opportunities, but the increased adoption of simulation-based training is helping offset smaller forces and fewer new platforms.

Attractiveness of outsourcing of training and maintenance services

Defence forces and governments continue to manage expenditures to find ways to reduce costs and allow active-duty personnel to focus on operational requirements, which has an impact on defence budgets and resources. There has been a growing trend among defence forces to consider outsourcing a variety of training services and we expect this trend to continue. We believe governments will increasingly look to industry for training solutions to achieve faster delivery and mission readiness more cost effectively and, in specific cases, at a lower capital investment. For example, in 2014 we delivered the first two of six new flight training devices that will support comprehensive T-44C aircrew training services for the U.S. Navy and Marine Corps. These deliveries are part of a long-term contract for CAE to provide T-44C aircrew training services under a contractor-owned, contractor-operated training services program, which is one of the first of its kind in the United States. We believe this type of training service delivery program will become increasingly attractive to defence forces globally.

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Need for synthetic training to conduct mission rehearsal, including joint and coalition forces training

There is a growing trend among defence forces to use synthetic training to meet more of their mission training requirements. Simulation technology solutions enable defence customers to plan sophisticated missions and carry out full-mission rehearsals in a synthetic environment as a complement to traditional live training or mission preparation. Allies are cooperating and creating joint and coalition forces, which are driving the demand for networked training and operations. Training devices that can be networked to train different crews and allow for networked training across a range of platforms are increasingly important as the desire to conduct mission rehearsal exercises in a synthetic environment increases.

For example, the Royal Canadian Air Force (“RCAF”) recently released its Simulation Strategy 2025, which specifically calls for leveraging live, virtual, and constructive (“LVC”) domains within a networked common synthetic environment. The RCAF is transforming its training system from one that relies on aircraft to one that exploits new technologies to train aviators in a simulation-focused system that creates a virtual battlespace. We are actively promoting open, standard simulation architectures, such as the Common Database, as well as new capabilities such as the CAE Dynamic Synthetic Environment, to better enable mission rehearsal and joint, networked training.

Relationships with OEMs for simulation and training

We partner with manufacturers in the defence and security market to strengthen relationships and position for future opportunities. OEMs have introduced new platforms and continue to upgrade and extend the life of existing platforms, which drives worldwide demand for training systems.

 For example, Boeing has developed the new P-8A maritime patrol aircraft, Airbus Military has sold and continues to market both the A330 MRTT and C295 globally, Lockheed Martin is successfully marketing variants of the C-130J Hercules transport aircraft and F-35 fighter, Alenia Aermacchi and BAE Systems are selling the M-346 and Hawk lead-in fighter trainers, and AgustaWestland is continuing to develop a range of helicopters such as the AW139, AW169 and AW189. We have established relationships with each of the OEMs on these platforms. We also signed a memorandum of understanding with General Atomics Aeronautical Systems, the world’s leading UAS manufacturer, to offer training solutions for GA-ASI’s Predator family of remotely piloted aircraft.

Use of modeling and simulation for analysis and decision support

Traditionally, modeling and simulation have been used to support training, but is now increasingly applied across the program lifecycle, including support for analysis and decision-making operations. We see governments and defence forces looking to use simulation-based synthetic environments to support research and development programs, system design and testing, intelligence analysis, integration and exploitation, and to provide the decision support tools necessary to support mission planning in operations.

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3.5             Defence Contracts

The majority of CAE’s contract revenue in Defence result from contracts with militaries or government bodies performed under predominantly fixed-price contracts with only a small number of cost-plus contracts.

In most instances, under government regulations, certain costs, including certain financial costs, portions of R&D costs, representation expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals are not allowed for pricing purposes and calculation of contract reimbursement rates under flexibly-priced contracts. Governments also routinely regulate the methods under which costs are allocated to government contracts.

CAE is subject to a variety of audits performed by government agencies. These include pre-award audits that are performed at the submission of a proposal to the government. The purpose of the pre-award audit is to determine the basis of the bid and provide the information required for the relevant government to effectively negotiate the contract. During the performance of a contract the government has the right to request and to examine any labor charges, any material purchase, and any overhead changes to any contract that is active. Upon a contract’s completion, the government may perform a post-award audit of all aspects of contract performance to ensure that CAE has performed in accordance with the terms of the contract.

Government contracts are generally, by their terms, subject to termination by the government either for convenience or default by the contractor. Fixed-price contracts provide for payment upon termination for items delivered to and accepted by the government and, if the termination is for convenience, for payment of fair compensation of work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses and a reasonable profit on the costs incurred. Cost-plus contracts generally provide that, upon termination, the contractor is entitled to reimbursement of its allowable costs and, if the termination is for convenience, a total fee proportionate to the percentage of the work completed under the contract. If a contract termination is for default, however, typically:

•          The contractor may be paid an amount agreed upon for completed and partially completed products and services accepted by the government;

•          The government may not be liable for the contractor’s costs with respect to unacceptable items, and may be entitled to repayment of advance payments and progress payments, if any, related to the termination portion of the contract; and

•          The contractor may be liable for excess costs incurred by the government in procuring undelivered items from another source.

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In addition to the right of the government to terminate, government contracts are often conditioned upon the continuing availability of appropriations. Consequently, at the outset of a major program, such contracts are usually partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made for future fiscal years. Failure to obtain such appropriations normally results in termination of the contract and compensation to the contractor at less than the full value of the contract.

3.6             Healthcare

We design, manufacture and market simulators, simulation centre management solutions and courseware for training of medical and allied healthcare students and clinicians in educational institutions, hospitals and defence organizations worldwide.

Simulation-based training is one of the most effective approaches to prepare healthcare practitioners to care for patients and respond to critical situations while reducing the overall risk to patients. We are leveraging our experience and best practices in simulation-based aviation training to deliver innovative solutions to improve the safety and efficiency of this industry. The healthcare simulation market is growing rapidly, with simulation centres becoming the standard in nursing and medical schools.

We offer the broadest range of medical simulation products and services in the market today, including patient, ultrasound and interventional (surgical) simulators, simulation centre management solutions and courseware for healthcare education and training. We have sold simulators to customers in more than 80 countries that are currently supported by our network in Australia, Brazil, Canada, Germany, Hungary, India, Singapore, the U.K. and the U.S. We lead the market in high-fidelity patient simulators that are uniquely powered by complex models of human physiology to mimic human responses to clinical interventions. Our newest innovation, a childbirth simulator for both normal labor and delivery and rare maternal emergencies, was designed to offer exceptional reliability and realism in the high-fidelity patient simulation market.

Our offerings include ongoing service and support, such as simulation centre management solutions for healthcare training, where we are a market leader. Through our Healthcare Academy, we are the only company to deliver peer-to-peer training at customer sites and in our training centres in the U.S., U.K., Germany and Canada. Our Healthcare Academy includes more than 50 adjunct faculty consisting of nurses, physicians, paramedics and sonographers who, in collaboration with leading healthcare institutions, have developed more than 500 Simulated Clinical Experience courseware packages for our customers.

Our OEM team delivers custom training solutions for medical manufacturers, and most recently, developed a specialized interventional simulator to train physicians to place the new AbioMed Impella heart pump under ultrasound and fluoroscopy guidance.

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New programs and products

-         We introduced CAE Replay, a streamlined simulation centre management solution for debrief designed to capture both medical simulation scenarios and live clinical events at the Human Patient Simulation Network World conference held in Sarasota, U.S.;

-         We launched and began production on our first Lucina FidelisTM Maternal Fetal Simulators and introduced a female patient module that allows it to be used as both a pregnant and non-pregnant patient simulator;

-         We developed a simulation-based training solution for physicians using the Impella heart pump in partnership with device manufacturer Abiomed, a leading provider of breakthrough heart support technologies;

-         We released an updated operating system for the VIMEDIXTM ultrasound simulator, new lung and pleural pathologies and the Vimedix Abdo ultrasound simulator for the point of care ultrasound market;

-         We released an Airway Management Learning Module for patient simulators, developed in partnership with the American College of Chest Physicians.

Expansions

-         We signed agreements with ten new product distributors representing 17 countries in Europe, Northern Africa and the Asia-Pacific region;

-         We expanded our agreement with Tellyes Scientific, which is now the exclusive distributor for all CAE Healthcare products in China;

-         We expanded our partnership agreement with Université de Montréal’s Clinical Attitudes and Skills learning centre for five years and will continue to operate the centre, deliver simulation-based instruction and develop innovative medical simulation solutions;

-         We signed an agreement to become the North American distributor for VirtaMed surgical simulators with exclusive rights to distribute the VirtaMed ArthroSTM complete training curriculum for knee and shoulder arthroscopy;

-         We announced that we will provide a turnkey healthcare simulation training centre in Turkmenistan to advance medical education in medicine, nursing and paramedic education. The centre will be the first to offer multi-disciplinary medical simulation training in Turkmenistan.

Healthcare market trends and outlook

Demand for our simulation products and services in the healthcare market is driven by the following:

-         Increasing use of simulation in healthcare;

-         Growing emphasis on patient safety and outcomes;

-         Limited access to live patients during training;

-         Medical technology revolution.

Increasing use of simulation in healthcare

A recent study of the global healthcare simulation market, which includes products and services, valued the market at approximately $860 million in 2014 and reports that it is predicted to grow at a compound annual growth rate of 19.1% from 2014 to 2019. North America is the largest market for healthcare simulation, followed by Europe and Asia-Pacific. The healthcare simulation market includes both products and services, which are segmented by high-fidelity patient simulators, interventional simulators, mid/low fidelity task trainers, ultrasound simulators, simulation centre management solutions, simulated clinical environments and training services. In the U.S., significant demand for healthcare services is driven by, among other factors, longer life expectancy and the baby boomer generation, resulting in higher healthcare spending.

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The U.S. Centers for Medicare and Medicaid Services projects that annual national health spending will grow 5.8% annually over the next decade. Increasingly, hospitals are given incentives to become safer and more efficient, which will drive higher demand for training. There is a growing body of evidence demonstrating that medical simulation improves patient outcomes and reduces medical errors, which can help mitigate the rate of increase in healthcare costs.

Growing emphasis on patient safety and outcomes

According to a recently published study in the Journal of Patient Safety, up to 440,000 deaths occur annually in the U.S. due to preventable adverse events during patient treatment, which would make such events the third leading cause of death annually. In a study by the International Society for Pharmacoeconomics and Outcomes Research, measurable medical errors cost U.S. hospitals more than $1 billion in 2009. Training through the use of simulation can help clinicians gain confidence, knowledge and expertise for improving patient safety in a risk-free environment. Simulation is a required element in a growing movement towards High Stakes Assessment and Certification. Examples in the U.S. include the Maintenance of Certification in Anesthesia, Fundamentals of Laparoscopic Surgery and Advanced Trauma Life Support. Moreover, the Accreditation Council for Graduate Medical Education is evolving towards outcome-based assessment with specific benchmarks to measure and compare performance which favours the adoption of simulation products and training.

Limited access to live patients during training

Traditionally, medical education has been an apprenticeship model in which the student cares for patients under the supervision of more experienced staff. In this model, students have a limited role and access to high-risk procedures, rare complications and critical decision-making skills. The use of simulation in professional education programs complements traditional learning and allows students exposure and practice to hone their clinical and critical thinking skills for high risk, low frequency events. As an example, our Lucina FidelisTM Maternal Fetal Simulator is designed to allow healthcare teams to practice both normal deliveries and complex procedures in rare emergencies. The training and education model is evolving, as evidenced by military branches around the world and most recently the U.S. Pentagon, prohibiting the use of live tissue testing in most medical training. CAE Healthcare simulators provide a low-risk alternative for practicing life-saving procedures, major disaster response and anaesthesia administration.

Medical technology revolution

Advancements in medical technology are driving the use of simulation. New medical devices and advanced procedures, such as Intra-Cardiac Echocardiography, cardiac assist devices, and mechanical ventilation enhancements, require advanced training solutions, such as simulation, for internal product development and customer training. Regulatory and certification agencies are increasingly stringent in requesting that clinicians be trained before adopting new disruptive technologies, an undertaking for which simulation is well suited. As a Partner of Choice with leading OEMs, we continue to collaborate to deliver innovative and custom training for new technologies, such as the AbioMed Impella heart pump.

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4.                RISK FACTORS

We operate in several industry segments that have various risks and uncertainties. Management and the Board discuss quarterly the principal risks facing our business, as well as annually during the strategic planning and budgeting processes. The risks and uncertainties described below are risks that could materially affect our business, financial condition and results of operation. These risks are categorized as industry-related risks, risks specific to CAE and risks related to the current market environment. These are not necessarily the only risks we face; additional risks and uncertainties that are presently unknown to us or that we may currently deem immaterial may adversely affect our business.

In order to mitigate the risks that may impact our future performance, management has established an enterprise risk management process to identify, assess and prioritize these risks. Management develops and deploys risk mitigation strategies that align with our strategic objectives and business processes. Management reviews the evolution of the principal risks facing our business on a quarterly basis and the Board oversees the risk management process and validates it through procedures performed by our internal auditors when it deems necessary.

4.1           Risks relating to the industry

4.1.1       Competition

We sell our simulation equipment and training services in highly competitive markets. New participants have emerged in recent years and the competitive environment has intensified as aerospace and defence companies position themselves to try to take greater market share by consolidating existing commercial aircraft simulation companies and by developing their own internal capabilities. Predominantly defence companies such as Textron, Lockheed Martin and L-3 Communications have acquired commercial aircraft simulator competitors as a means to reduce their overall exposure to defence markets and seek growth in the civil aviation market.

Most of our competitors in the simulation and training markets are also involved in other major segments of the aerospace and defence complex beyond simulation and training. As such, some of them are larger than we are, and may have greater financial, technical, marketing, manufacturing and distribution resources. In addition, our main competitors are either aircraft manufacturers, or have well-established relationships with, aircraft manufacturers, airlines and governments, which may give them an advantage when competing for projects for these organizations. In particular, we face competition from Boeing, which has pricing and other competitive advantages over us. Boeing has a licencing model for Boeing civil aircraft simulators which includes a requirement for simulator manufacturers and service training operators to pay Boeing a royalty to manufacture, update or upgrade a simulator, and to provide training services on Boeing simulators.

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OEMs like Airbus and Boeing have certain advantages in competing with independent training service providers. An OEM controls the pricing for the data, parts and equipment packages that are often required to manufacture a simulator specific to that OEM’s aircraft, which in turn is a critical capital cost for any simulation-based training service provider. OEMs may be in a position to demand licence royalties to permit the manufacturing of simulators based on the OEM’s aircraft, and/or to permit any training on such simulators. CAE also has some advantages, including being a simulator manufacturer, having the ability to replicate certain aircraft without data, parts and equipment packages from an OEM, and owning a diversified training network that includes joint ventures with large airline operators which are aircraft customers for OEMs. We work with some OEMs on business opportunities related to equipment and training services.

Both Boeing and Airbus have introduced aircraft data simulation packages for the new B737 MAX and A350 aircraft that potentially reduce CAE’s content related to the simulation of aircraft systems.

We obtain most of our contracts through competitive bidding processes that subject us to the risk of spending a substantial amount of time and effort on proposals for contracts that may not be awarded to us. A significant portion of our revenue is dependent on obtaining new orders and continuously replenishing our backlog. We cannot be certain that we will continue to win contracts through competitive bidding processes at the same rate as we have in the past. The presence of new market participants as noted above, and their efforts to gain market share, creates heightened competition in bidding which may negatively impact pricing. Furthermore, margin pressure results from the increased level of competition.

Economic growth underlies the demand for all of our products and services. Periods of economic recession, constrained credit, government austerity and/or international commercial sanctions generally lead to heightened competition for each available order. This in turn typically leads to a reduction in profit on sales won during such a period. Should such conditions occur, we could experience price and margin erosion.

4.1.2       Level and timing of defence spending

A significant portion of our revenues come from sales to defence and security customers around the world. We provide products and services for numerous programs to Canadian, U.S., European, and other foreign governments as both primary and/or subcontractors. As defence and security departments in our mature markets reduce and right size, contractors will experience the effects of program restructures, reductions and cancellations. These events could have a material negative impact on our future revenue, earnings and operations. The industry continues to experience delayed procurement processes, and potentially a smaller pipeline of opportunities across the globe. In order to minimize these impacts, we will continue to review our current and future programs, developing risk mitigation strategies to address any potential change to each program.

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4.1.3       Government-funded defence and security programs

Like most companies that supply products and services to governments, we can be audited and reviewed from time to time. Any adjustments that result from government audits and reviews may have a negative effect on our results of operations. Some costs may not be reimbursed or allowed in negotiations of fixed-price contracts. As a result, we may also be subject to a higher risk of legal actions and liabilities than companies that cater only to the private sector, which could have a materially negative effect on our operations.

4.1.4       Civil aviation industry

A significant portion of our revenue comes from supplying equipment and training services to the commercial and business airline industry.

A decrease in jet fuel prices may have a positive impact on airlines’ profitability; however, the long-term ramifications on the commercial aviation industry remain uncertain. We will continue to monitor the impact on the industry and our operations. In helicopter aviation, which represents less than 5% of our Civil Aviation Training Solutions revenue, and in the case of offshore helicopter operators, demand is driven by the level of offshore activity in the oil and gas sector. A protracted downturn in petroleum prices could negatively impact offshore activity which may, in turn, affect our operating results.

If jet fuel prices attain high levels for a sustained period, there could be a greater impetus for airlines to replace older, less fuel-efficient aircraft. However, higher fuel costs could also limit the airlines’ available financial resources, and could potentially cause deliveries of new aircraft to be delayed or cancelled. Airlines may slow capacity growth or cut capacity should sustained high fuel costs make the availability of such capacity not economically viable. Such a reaction would negatively affect the demand for our training equipment and services.

Constraints in the credit market may reduce the ability of airlines and others to purchase new aircraft, negatively affecting the demand for our training equipment and services, and the purchase of our products.

We are also exposed to credit risk on accounts receivable from our customers. We have adopted policies to ensure we are not significantly exposed to any individual customer. Our policies include analyzing the financial position of certain customers and regularly reviewing their credit quality. We also subscribe from time to time to credit insurance and, in some instances, require a bank letter of credit to secure our customers’ payments to us.

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4.1.5       Regulatory rules imposed by aviation authorities

We are required to comply with regulations imposed by aviation authorities. These regulations may change without notice, which could disrupt our sales and operations. Any changes imposed by a regulatory agency, including changes to safety standards imposed by aviation authorities such as the U.S. FAA, could mean that we have to make unplanned modifications to our products and services, causing delays or resulting in cancelled sales. We cannot predict the impact that changing laws or regulations might have on our operations. Any changes could present opportunities or, to the contrary, have a materially negative effect on our results of operations or financial condition.

4.1.6       Sales or licences of certain CAE products require regulatory approvals and compliance

The sale or licence of many of our products is subject to regulatory controls. These can prevent us from selling to certain countries, or to certain entities or people in a country, and require us to obtain from one or more governments an export licence or other approvals to sell certain technology such as defence and security simulators or other training equipment, including data or parts. These regulations change often and we cannot be certain that we will be permitted to sell or licence certain products to customers, which could cause a potential loss of revenue for us.

If we fail to comply with government laws and regulations related to export controls and national security requirements, we could be fined and/or suspended or barred from government contracts or subcontracts for a period of time, which would negatively affect our revenue from operations and profitability, and could have a negative effect on our reputation and ability to procure other government contracts in the future.

4.2           Risks relating to the Company

4.2.1       Product evolution

The civil aviation and defence and security markets in which we operate are characterized by changes in customer requirements, new aircraft models and evolving industry standards. If we do not accurately predict the needs of our existing and prospective customers or develop product enhancements that address evolving standards and technologies, we may lose current customers and be unable to attract new customers. This could reduce our revenue. The evolution of the technology could also have a negative impact on the value of our fleet of FFSs.

4.2.2       Research and development activities

We carry out some of our R&D initiatives with the financial support of governments, including the Government of Québec through Investment Quebec (IQ) and the Government of Canada through its Strategic Aerospace and Defence Initiative (SADI). The level of government financial support reflects government policy, fiscal policy and other political and economic factors. We may not, in the future, be able to replace these existing programs with other government funding and/or risk-sharing programs of comparable benefit to us, which could have a negative impact on our financial performance and research and development activities.

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We receive investment tax credits from federal and provincial governments in Canada and from the federal government in the U.S. on eligible R&D activities that we undertake. The credits we receive are based on legislation currently enacted. The investment tax credits available to us can be reduced by changes to the respective governments’ legislation which could have a negative impact on our financial performance and research and development activities.

4.2.3       Fixed-price and long-term supply contracts

We provide our products and services mainly through fixed-price contracts that require us to absorb cost overruns, even though it can be difficult to estimate all of the costs associated with these contracts or to accurately project the level of sales we may ultimately achieve. In addition, a number of contracts to supply equipment and services to commercial airlines and defence organizations are long-term agreements that run up to 20 years. While some of these contracts can be adjusted for increases in inflation and costs, the adjustments may not fully offset the increases, which could negatively affect the results of our operations.

4.2.4       Procurement and OEM leverage

We secure data, parts, equipment and many other inputs from a wide variety of OEMs, sub-contractors and other sources. We are not always able to find two or more sources for inputs that we require and in the case of specific aircraft simulators and other training equipment, significant inputs can only be sole sourced. We may therefore be vulnerable to delivery schedule delays, the financial condition of the sole-source suppliers and their willingness to deal with us. Within their corporate groups, some sole-source suppliers include businesses that compete with parts of our business. This could lead to onerous licencing terms, high licence fees or even refusal to licence to us the data, parts and equipment packages that are often required to manufacture and operate a simulator based on an OEM’s aircraft.

Where CAE uses an internally produced simulation model for an aircraft without using OEM-sourced and licenced data, parts and equipment, the OEM in question may attempt retaliatory or obstructive actions against CAE to block the manufacturing, sale and/or deployment for training of a simulator for such aircraft. Such actions may cause CAE to incur material legal fees and/or may delay or prevent completion of the simulator development project, which may negatively impact our financial results.

4.2.5       Warranty or other product-related claims

We manufacture simulators that are highly complex and sophisticated. These may contain defects that are difficult to detect and correct. If our products fail to operate correctly or have errors, there could be warranty claims or we could lose customers. Correcting these defects could require significant capital investment. If a defective product is integrated into our customer’s equipment, we could face product liability claims based on damages to the customer’s equipment. Any claims, errors or failures could have a negative effect on our operating results and business. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims.

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4.2.6       Product integration and program management risk

Our business could be negatively affected if our products do not successfully integrate or operate with other sophisticated software, hardware, computing and communications systems that are also continually evolving. If we experience difficulties on a project or do not meet project milestones, we may have to devote more engineering and other resources than originally anticipated. While we believe we have recorded adequate provisions for risks of losses on fixed-price contracts, it is possible that fixed-price and long-term supply contracts could subject us to additional losses that exceed obligations under the terms of the contracts.

4.2.7       Protection of CAE’s intellectual property

We rely in part on trade secrets and contractual restrictions, such as confidentiality agreements, patents and licences, to establish and protect our proprietary rights. These may not be effective in preventing a misuse of our technology or in deterring others from developing similar technologies. We may be limited in our ability to acquire or enforce our intellectual property rights in some countries. Litigation related to our intellectual property rights could be lengthy and costly and could negatively affect our operations or financial results, whether or not we are successful in defending a claim.

4.2.8       Third-party intellectual property

Our products contain sophisticated software and computer systems that are supplied to us by third parties. These may not always be available to us. Our production of simulators often depends on receiving confidential or proprietary data on the functions, design and performance of a product or system that our simulators are intended to simulate. We may not be able to obtain this data on reasonable terms, or at all.

Infringement claims could be brought against us or against our customers. We may not be successful in defending these claims and we may not be able to develop processes that do not infringe on the rights of third parties, or obtain licences on terms that are commercially acceptable, if at all.

The markets in which we operate are subject to extensive patenting by third parties. Our ability to modify existing products or to develop new products may be constrained by third-party patents such that we incur incremental costs to licence the use of the patent or design around the claims made therein.

4.2.9       Key personnel

Our continued success will depend in part on our ability to retain and attract key personnel with the relevant skills, expertise and experience. Our compensation policy is designed to mitigate this risk.

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4.2.10     Environmental liabilities

We use, generate, store, handle and dispose of hazardous materials at our operations, and used to at some of our discontinued or sold operations. Past operators at some of our sites also carried out these activities.

New laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination, new clean-up requirements or claims on environmental indemnities we have given may result in us having to incur substantial costs. This could have a materially negative effect on our financial condition and results of operations.

In addition, the operations disposed of in the period prior to 2005 are largely uninsured against such claims, so an unexpectedly large environmental claim against one of them could reduce our profitability in the future.

4.2.11     Liability claims arising from casualty losses

Because of the nature of our business, we may be subject to liability claims, including claims for serious personal injury or death, arising from:

•          Accidents or disasters involving training equipment that we have sold or aircraft for which we have provided training equipment or services;

•          Our pilot provisioning;

•          Our live flight training operations.

We may also be subject to product liability claims relating to equipment and services that our discontinued operations sold in the past. We cannot be certain that our insurance coverage will be sufficient to cover one or more substantial claims, though to date our insurance coverage has been adequate to meet any claim.

4.2.12     Integration of acquired businesses

The success of our acquisitions depends on our ability to crystallize synergies both in terms of successfully marketing our broadened product offering as well as efficiently consolidating the operations of the acquired businesses into our existing operations.

4.2.13     Our ability to penetrate new markets

We are leveraging our knowledge, experience and best practices in simulation-based aviation training and optimization to penetrate the simulation-based training market in healthcare.

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As we operate in this market, unforeseen difficulties and expenditures could arise, which may have an adverse effect on our operations, profitability and reputation. Penetrating a new market is inherently more difficult than managing within our already established markets.

4.2.14     Information technology systems

Following the implementation of the Canadian project management and financial portion of the ERP system in fiscal 2015, we continue to update and deploy information technology systems throughout the organization. If the systems do not operate as expected or when expected, we may not be able to realize the expected value of the systems and this may have a negative effect on our operations, reporting capabilities, profitability and reputation. A series of governance processes are in place to mitigate this risk.

4.2.15     Length of sales cycle

The sales cycle for our products and services is long and unpredictable, ranging from 6 to 18 months for civil aviation applications and from 6 to 24 months or longer for defence and security applications. During the time when customers are evaluating our products and services, we may incur expenses and management time. Making these expenditures in a period that has no corresponding revenue will affect our operating results and could increase the volatility of our share price. We may pre-build certain products in anticipation of orders to come and to facilitate a faster delivery schedule to gain competitive advantage; if orders for those products do not materialize when expected, we have to carry the pre-built product in inventory for a period of time until a sale is realized.

4.2.16     Security and information technology

We depend on information technology networks and systems, hosted internally or outsourced, to process, transmit and store electronic data and financial information, to manage business operations and to comply with regulatory, legal, national security, contractual and tax requirements. In addition, our business requires the appropriate and secure utilization of sensitive and confidential information belonging to third parties such as aircraft OEMs and national defence forces. An information technology system failure, cyber-attack or breach of systems security could disrupt our operations, cause the loss of, or unauthorized access to, business information, compromise confidential information, expose us to regulatory investigation and litigation, require significant management attention and resources and could materially and adversely affect our operations, reputation and financial performance. We have implemented security controls, policy enforcement mechanisms and monitoring systems in order to prevent, detect and address potential threats.

4.2.17     Reliance on third-party providers

We have outsourced certain information technology maintenance and support services and infrastructure management functions, to third-party service providers. If these service providers do not perform effectively, we may not be able to achieve the expected cost savings and may have to incur additional costs to correct errors made by such service providers. Depending on the function involved, such errors may also lead to business disruption, processing inefficiencies and/or security vulnerability.

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4.3           Risks relating to the market

4.3.1       Foreign exchange

Our operations are global with approximately 90% of our revenue generated from worldwide exports and international activities generally denominated in foreign currencies, mainly the U.S. dollar, the Euro and the British pound. Our revenue is generated approximately one-third in each of the U.S, Europe and the rest of the world.

A significant portion of the revenue generated in Canada is in foreign currencies, while a large portion of our operating costs is in Canadian dollars. When the Canadian dollar increases in value, it negatively affects our foreign currency-denominated revenue and hence our financial results. We continue to hold a portfolio of currency hedging positions intended to mitigate the risk to a portion of future revenues presented by the volatility of the Canadian dollar versus foreign currencies. The hedges are intended to cover a portion of the revenue in order to allow the unhedged portion to match the foreign cost component of the contract. It is not possible to completely offset the effects of changing foreign currency values, which leaves some residual exposure that may impact our financial results. This residual exposure may be higher when currencies experience significant short term volatility. When the Canadian dollar decreases in value, it negatively affects our foreign currency-denominated costs. In order to reduce the variability of specific U.S. dollar and Euro-denominated manufacturing costs, we also hedge some of the foreign currency costs incurred in our manufacturing process.

Business conducted through our foreign operations are substantially based in local currencies. A natural hedge exists by virtue of revenues and operating expenses being in like currencies. However, changes in the value of foreign currencies relative to the Canadian dollar creates unhedged currency translation exposure since results are consolidated in Canadian dollars for financial reporting purposes. Appreciation of foreign currencies against the Canadian dollar would have a positive translation impact and a devaluation of foreign currencies against the Canadian dollar would have the opposite effect.

4.3.2       Political instability

Political instability in certain regions of the world may be prolonged and unpredictable. A prolongation of political instability could lead to delays or cancellation of orders, deliveries or projects in which we have invested significant resources, particularly when the customers are state-owned or state-controlled entities.

The imposition of economic sanctions on persons and companies conducting business in the Russian Federation and the depreciation of the Russian Federation currency have not significantly impacted our operations to date  but should this situation continue for a prolonged period there may be a negative impact on our Civil Aviation Training Solutions revenue. This and other geo-political risks will change over time and CAE must respect any applicable sanctions and controls applied in the countries in which we carry on business. It is possible that in the markets we serve, unanticipated political instability could impact our operating results and financial position.

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4.3.3       Availability of capital

The current maturity date of our revolving unsecured term credit facilities is October 2018. We cannot determine at this time whether the credit facility will be renewed at the same cost, for the same duration and on similar terms as were previously available.

We also have various debt facilities with maturities until October 2036. We cannot determine at this time whether these facilities will be refinanced at the same cost, for the same durations and on similar terms as were previously available.

4.3.4       Pension plans

Pension funding is based on actuarial estimates and is subject to limitations under applicable income tax and other regulations. Actuarial estimates prepared during the year were based on, amongst others, assumptions about discount rates, future salary increases and mortality rates. The actuarial funding valuation reports determine the amount of cash contributions that we are required to make into the registered retirement plans. Our latest pension funding reports show the pension plans to be in a solvency deficit position. Therefore, we are required to make cash contributions to fund the deficit. If this reduced level of pension fund assets persists to the date of the next funding valuations, we will be required to increase our cash funding contributions, reducing the availability of funds for other corporate purposes.

4.3.5       Doing business in foreign countries

We have operations in 35 countries including our joint venture operations and sell our products and services to customers around the world. Sales to customers outside Canada made up approximately 90% of revenue in fiscal 2015. We expect sales outside Canada to continue to represent a significant portion of revenue in the foreseeable future. As a result, we are subject to the risks of doing business internationally, including geopolitical instability.

These are the main risks we are facing:

-         Change in laws and regulations;

-         Tariffs, embargoes, controls sanctions and other restrictions;

-         General changes in economic and geopolitical conditions;

-         Complexity and corruption risks of using foreign representatives and consultants.

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4.3.6       Income tax laws

A substantial portion of our business is conducted in foreign countries and is thereby subject to numerous countries’ tax laws and fiscal policies. A change in applicable tax laws, treaties or regulations or their interpretation could result in a higher effective tax rate on our earnings which could be significant to our financial results.

Currently, the Organisation for Economic Co-operation and Development (OECD) is reviewing Base Erosion and Profit Shifting, which will result in recommendations for international tax reforms. If adopted, these changes may negatively impact our financial results.

5.                DIVIDENDS

We paid a dividend of $0.06 per share in the first quarter and $0.07 per share in the second, third and fourth quarter of fiscal 2015. These dividends were eligible under the Income Tax Act (Canada) and its provincial equivalents.

Our Board of Directors has the discretion to set the amount and timing of any dividend. The Board reviews the dividend policy once a year based on the cash requirements of our operating activities, liquidity requirements and projected financial position. We expect to declare dividends of approximately $74.7 million in fiscal 2016 based on our current dividend policy and the number of common shares outstanding as at March 31, 2015.

CAE’s Dividend Reinvestment Plan provides that Canadian resident shareholders can elect to receive Common Share dividends in lieu of cash dividends. Currently, CAE offers a 2% discount on shares acquired through the Dividend Reinvestment Plan; this is subject to change and the plan terms should be consulted. During fiscal 2013, 2014 and 2015, CAE issued 1,228,831, 1,403,418 and 1,817,917 common shares, respectively, as stock dividends.

6.                DESCRIPTION OF CAPITAL STRUCTURE

Our authorized capital consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value, issuable in series.

Each common share entitles the holder thereof to dividends if, as and when declared by our Directors, to one vote at all meetings of holders of common shares and to participate, pro rata, with the holders of common shares, in any distribution of our assets upon liquidation, dissolution or winding-up, subject to the prior rights of holders of shares ranking in priority to common shares.

As at the close of business on March 31, 2015 and May 31, 2015 respectively, 266,903,070 and 267,327,590 common shares were issued and outstanding. There are no preferred shares issued and outstanding.

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7.             MARKET FOR SECURITIES

The outstanding common shares of CAE are listed and posted for trading on The Toronto Stock Exchange and on the New York Stock Exchange under the symbol CAE.

7.1          Trading Price and Volume

CAE Inc. TSX Share Price Information - FY2015
Month	Min.	Max.	Total Volume
April-14	14.45	15.31	12,722,290
May-14	14.27	15.23	15,114,243
June-14	13.72	14.96	14,046,098
July-14	13.82	14.50	11,001,698
August-14	13.15	13.99	12,006,415
September-14	13.21	13.75	14,765,357
October-14	13.44	14.99	14,649,364
November-14	14.21	15.39	10,489,963
December-14	14.51	15.37	13,727,972
January-15	14.54	16.09	10,068,601
February-15	14.65	16.53	10,640,516
March-15	14.22	15.20	8,899,103
NYSE Share Price Information - FY2015
Month	Min. (USD)	Max. (USD)	Total Volume
April-14	13.11	13.88	427,162
May-14	13.00	13.95	342,830
June-14	12.83	13.77	623,337
July-14	12.75	13.49	922,855
August-14	12.07	12.90	568,103
September-14	11.85	12.58	1,144,774
October-14	12.03	13.46	1,227,681
November-14	12.58	13.46	665,327
December-14	12.56	13.44	824,921
January-15	11.86	13.09	987,600
February-15	11.77	13.22	1,465,289
March-15	11.18	12.10	871,932

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8.                DIRECTORS AND OFFICERS

The Directors of CAE are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders or until their successors are elected or appointed. The names and municipalities of residence of the Directors and Officers of CAE as of the date hereof, the positions and offices held by them in CAE, their respective principal occupations for the last five years, and the year in which they became a Director are set forth below.

More information concerning CAE’s Directors may be found in the Management Proxy Circular dated June 11, 2015, in connection with our Annual Meeting of Shareholders to be held on August 12, 2015.

In addition to fulfilling all statutory requirements, the Board of Directors oversees and reviews: (i) the strategic and operating plans and financial budgets and the performance against these objectives; (ii) the principal risks and the adequacy of the systems and procedures to manage these risks; (iii) the compensation and benefit policies; (iv) management development and succession planning; (v) business development initiatives; (vi) the communications policies and activities, including shareholder communications; (vii) the integrity of internal controls and management information systems; (viii) the monitoring of the corporate governance system; and (ix) the performance of the President and Chief Executive Officer.

The Committees of the Board of Directors are the Audit Committee, the Governance Committee and the Human Resources Committee.

8.1             Name and Occupation

DIRECTORS

Name and Municipality of Residence and Year First Became a Director	Principal Occupation
BRIAN E. BARENTS Andover, Kansas, USA (2005)

Brian E. Barents is a Director of several companies. A former Air National Guard Brigadier General and still an active pilot, Mr. Barents was the President, CEO and co‑founder of Galaxy Aerospace Company, LP from 1997 to 2001 and before that President and CEO of Learjet, Inc. from 1989 to 1996. He is a past Chairman of the General Aviation Manufacturers Association. He currently serves on the boards of Kaman Corporation, Aerion Corporation and The NORDAM Group.

Mr. Barents is a member of both the Human Resources Committee and the Governance Committee.

HON. MICHAEL M. FORTIER, PC Town of Mount Royal, Quebec, Canada (2010)

Michael M. Fortier joined RBC Capital Markets (RBCCM) as a Vice- Chairman in 2010. Prior to joining RBCCM, Mr. Fortier was a partner of Ogilvy Renault LLP (now Norton Rose Fulbright Canada LLP) and a Senior Advisor to Morgan Stanley in Canada.

Between 2006 and 2008, Mr. Fortier held various positions in the Government of Canada, as Minister of Public Works and Government Services, Minister of International Trade and Minister responsible for Greater Montreal. Prior to that, Mr. Fortier was active in the investment banking industry, first as a Managing Director with Credit Suisse First Boston (1999-2004) and then as a Managing Director with TD Securities (2004-2006).

Mr. Fortier also practiced law with Ogilvy Renault LLP from 1985 to 1999 in the areas of corporate finance and mergers and acquisitions. He was based in London, England, for several years during this period.

Mr. Fortier is a member of the Governance Committee.

PAUL GAGNÉ, CPA, CA Senneville, Quebec, Canada (2005)

Paul Gagné is a Director of various public and private companies. Mr. Gagné is the Chairman of Wajax Corporation, serves on the Audit and Organization and Compensation Committees of the board of Textron Inc., as well as the Audit, Human Resources and Environment, Health & Safety Committees of Norbord Inc. Mr. Gagné worked with Avenor Inc. from 1976 to 1997, last serving as its Chief Executive Officer. In 1998, he joined Kruger Inc., where he served as Consultant in Corporate Strategic Planning from 1998 to 2002. Mr. Gagné is a Chartered Professional Accountant.

Mr. Gagné is Chairman of the Human Resources Committee and is a member of the Audit Committee and the Special Ad Hoc Steering Committee.

JAMES F. HANKINSON, CPA, CA Toronto, Ontario, Canada (1995)

James F. Hankinson is a corporate Director. He was the President and Chief Executive Officer of Ontario Power Generation Inc. from 2005 until his retirement in 2009. He has broad management experience in energy, transportation, resource and manufacturing-based businesses.

Mr. Hankinson is a Director of ENMAX Corporation, a private company. He served as President and Chief Executive Officer of New Brunswick Power Corporation from 1996 to 2002. In 1973, he joined Canadian Pacific Limited and served as President and Chief Operating Officer from 1990 to 1995. Mr. Hankinson is a Chartered Professional Accountant.

He is the chairman of the board as well as the chairman of the Special Ad Hoc Steering Committee.

ALAN N. MACGIBBON, CPA, CA Oakville, Ontario (Elected May 26th, 2015)

Alan N. MacGibbon has been non-executive Vice-Chair of the law firm Osler, Hoskin & Harcourt LLP since July 2014. He was Global Managing Director, Quality, Strategy and Communications of Deloitte Touche Tohmatsu Limited from June 2011 to September 2013, and was also Senior Counsel to Deloitte LLP (Canada) from June 2012 to December 2013, and the Managing Partner and Chief Executive of Deloitte LLP (Canada) prior to June 2012.

Mr. MacGibbon holds an undergraduate degree in business administration and an honorary doctorate degree from the University of New Brunswick.

Mr. MacGibbon is a member of the Audit Committee.

HON. JOHN P. MANLEY, P.C., O.C. Ottawa, Ontario, Canada (2008)

John Manley is President and Chief Executive Officer of the Canadian Council of Chief Executives (not-for-profit) and Chairman of Canadian Imperial Bank of Commerce. From 2004 to 2009, he served as Counsel to McCarthy Tétrault LLP, a national law firm.

Prior to that, John had a 16-year career in politics, serving as Deputy Prime Minister of Canada and Minister in the portfolios of Industry, Foreign Affairs and Finance.

John obtained a Bachelor of Arts from Carleton University and a Juris Doctorate from the University of Ottawa, is a certified Chartered Director from McMaster University and holds honorary doctorates from the University of Toronto, University of Ottawa, Carleton University and University of Western Ontario.

Mr. Manley chairs the Governance Committee, is a member of the Human Resources Committee and the Special Ad Hoc Steering Committee.

MARC PARENT Lorraine, Quebec, Canada (2008)

Marc Parent has been the CEO of CAE Inc. since October 2009. He joined the Corporation in February 2005 as Group President, Simulation Products, was appointed Group President, Simulation Products and Military Training& Services in May 2006, and then Executive Vice President and Chief Operating Officer in November 2008.

Mr. Parent has over 30 years of experience in the aerospace industry. Before joining CAE, Mr. Parent held various positions with Canadair and within Bombardier Aerospace in Canada and the U.S. Mr. Parent is past Chairman of the Board of Directors of the Aerospace Industries Association of Canada (AIAC) and of Aéro Montreal (Quebec’s aerospace cluster).

Mr. Parent graduated as an engineer from École Polytechnique, is a graduate of the Harvard Business School Advanced Management Program and holds an honourary doctorate from École Polytechnique. Mr. Parent is an active pilot holding a Transport Canada Airline Transport Pilot license.

GENERAL PETER J. SCHOOMAKER, USA (RET.) Tampa, Florida, USA (2009)

General Schoomaker is a consultant on defense matters. He is a former four- star U.S. Army general who was recalled from retirement to active duty as the 35th Chief of Staff, Army and member of the U.S. Joint Chiefs of Staff from 2003 until 2007. Prior to his first retirement, he served as Commander-in-Chief, U.S. Special Operations Command from 1997 to 2000. He was the owner/President of Quiet Pros, Inc. (defense consulting) from 2000 to 2003.

General Schoomaker spent over 35 years in a variety of command and staff assignments with both conventional and special operations forces. General Schoomaker is a Director of several public, private and non-profit companies, the Special Operations Warrior Foundation and was a Director of CAE USA Inc. (from November 2007 to February 2009).

General Schoomaker is a member of the Human Resources Committee, the Governance Committee as well as the Special Ad Hoc Steering Committee.

ANDREW J. STEVENS Gloucestershire, UK (2013)

Andrew J. Stevens is a corporate Director based in the U.K who has operating experience globally in the aerospace and defence sector. Beginning with the Dowty Group, a leading British manufacturer of aircraft equipment (1976-94), Bowthorpe plc (1994-96), Messier-Dowty as Managing Director then Chief Operating Officer (1996-2000), Rolls-Royce, where he served as Managing Director Defence Aerospace (2001-2003), and Cobham plc as a Board member where he served variously as Group Managing Director, Aerospace Systems, Chief Operating Officer and Chief Executive Officer (2003-12).

Mr. Stevens is a member of the Human Resources Committee and the Audit Committee.

KATHARINE B. STEVENSON Toronto, Ontario, Canada (2007)

Katharine B. Stevenson is a corporate Director who serves on a variety of corporate and not-for-profit boards. She was formerly the Treasurer of Nortel Networks Corporation. Prior to joining Nortel Networks Corporation, she was a Vice President of J.P. Morgan & Company, Inc. Ms. Stevenson serves as Director on the board of Canadian Imperial Bank of Commerce (CIBC) and on its Audit Committee. She is also a Director of Valeant Pharmaceuticals International, Inc., serving on its Audit & Risk Committee and Transactions & Finance Committee. She is a director of Open Text Corporation and a member of its Audit Committee.

The CAE Board has determined that such simultaneous service does not impair the ability of Ms. Stevenson to effectively serve on CAE’s Audit Committee. In addition, she served as the Chairperson of OSI Pharmaceuticals, Inc.’s Audit Committee until the sale of the company. Ms. Stevenson is a Governor and past Chair of The Bishop Strachan School and Vice Chairman of the Board of the University of Guelph (as well as Chair of its Finance Committee). She is certified with the professional designation ICD.D granted by the Institute of Corporate Directors (ICD).

Ms. Stevenson chairs the Audit Committee.

KATHLEEN E. WALSH BOSTON, MASSACHUSETTS, USA (2013)

Kathleen E. Walsh is currently CEO of Boston Medical Center, a non-profit 496-bed medical center in Boston, Massachusetts that employs more than 1,200 physicians and 1,500 nurses while also serving as the primary teaching affiliate of the Boston University School of Medicine.

Previously she served as Executive Vice President and Chief Operating Officer of Brigham and Women's Hospital, Chief Operating Officer, Novartis Institutes for BioMedical Research for Novartis AG, various positions up to Senior Vice President, Medical Services and Cancer Center at the Massachusetts General Hospital, and previously with four other hospitals. Ms. Walsh is also on the boards of the Greater Boston Chamber Of Commerce, Emmanuel College, and the Advisory Board of the Clinical Center of the National Institutes of Health in Bethesda MD.

Ms. Walsh is a member of the Audit Committee.

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OFFICERS

Name and Municipality of Residence and Office held with CAE	Principal Occupation
NICK LEONTIDIS Ile-Bizard, Quebec, Canada

Group President, Civil Simulation Products, Training and Services of CAE; previously Executive Vice-President, Strategy and Business Development (2009 to 2013), Executive Vice President Sales, Marketing and Business Development - Civil Training and Services (2005-2009).

GENNARO (GENE) A. COLABATISTTO Baie d’Urfé, Quebec, Canada

Group President, Defence & Security of CAE, with CAE since 2012; formerly Senior Vice President, Program Development for the Intelligence, Surveillance and Reconnaissance Group at Science Applications International Corporation (2008 – 2012) and before that President of Olive Group North America.

STÉPHANE LEFEBVRE, CPA, CA Town of Mount-Royal, Quebec, Canada

Vice President, Finance and Chief Financial Officer, with CAE since 1997; formerly Vice President Finance, Military Simulation and Training (2005-2011). Mr. Lefebvre is a Chartered Professional Accountant.

HARTLAND J.A. PATERSON Westmount, Quebec, Canada	General Counsel, Chief Compliance Officer and Corporate Secretary, with CAE since 2001.
SONYA BRANCO, CPA, CA Montreal, Quebec, Canada

Vice President and Corporate Controller (2011 to present); formerly Director Planning and Forecasting (2008-2011) and prior to that, Associate Director Mergers and Acquisitions at BCE Inc. (2007-2008). Ms. Branco is a Chartered Professional Accountant.

BRUCE MCCONNELL, CPA, CA Beaconsfield, Quebec, Canada

Director Corporate Finance and Treasurer of CAE Inc. (2012- present). Previously, Vice-President with Business Development Bank of Canada (2006-2012). Mr. McConnell is a Chartered Professional Accountant.

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The Directors and executive officers of CAE as a group as at the date hereof beneficially own, directly or indirectly, or exercise control or direction over 322,535 common shares which represent 0.12% of CAE's outstanding common shares.

8.2           Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of the Directors of CAE is, or within ten years prior hereto has been, subject to a cease trade or similar order except as set out below.

On May 3, 2012, while Mr. Barents was a Director thereof, Hawker Beechcraft Corporation filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code; that company exited Chapter 11 in February 2013 after which Mr. Barents left the Hawker Beechcraft Board of Directors.

From May 31, 2004 until on or about June 21, 2005, certain Directors, senior officers and certain current and former employees of Nortel Networks Corporation (“Nortel”) and Nortel Networks Limited (“NNL”), including Mr. Manley as Director, were prohibited from trading in securities of Nortel and NNL pursuant to management cease trade orders issued by the Ontario Securities Commission (“OSC”), the “Autorité des marchés financiers” (“AMF”) and certain other provincial securities regulators (collectively, the “Regulators”) in connection with the delay in the filing of certain of their financial statements.

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The Regulators issued a further management cease trade order on April 10, 2006 in connection with the delay in filing certain 2005 financial statements prohibiting certain Directors, senior officers and certain current and former employees, including Mr. Manley as Director, from trading in securities of Nortel and NNL.

Following the filing of the required financial statements, the OSC and AMF lifted such cease trade orders effective June 8, 2006 and June 9, 2006, respectively, following which the other Regulators lifted their cease trade orders.

Mr. Manley was a Director of Nortel and NNL when Nortel and NNL were granted creditor protection under the Companies’ Creditors Arrangement Act (“CCAA”) on January 14, 2009, and under other similar bankruptcy legislation in the U.S. and other jurisdictions.

Mr. Gagné resigned as Director of Gemofor Inc., a privately held manufacturer of sawmill equipment, in November 2006. Within a year of his resignation Gemofor Inc. filed for bankruptcy. Also, Mr. Gagné was a Director of Fraser Papers Inc. (“Fraser”) from April 2004 through February 2011. In June 2009, Fraser initiated a court-supervised restructuring under the CCAA, and under other similar bankruptcy legislation in the U.S. As part of its restructuring, Fraser sold all of its productive assets and distributed the proceeds from the sale of those assets pursuant to a Consolidated Plan of Compromise and Arrangement which was approved by the courts in February 2011. Fraser’s common shares were suspended from trading on the TSX on June 23, 2009.  On March 10, 2011, the OSC issued a cease trade order against Fraser.

9.                TRANSFER AGENTS AND REGISTRARS

CAE only has common shares issued. CAE’s transfer agent is Computershare Trust Company of Canada located at 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1.

10.             AUDIT COMMITTEE

10.1           Mandate

The mandate of CAE’s Audit Committee is as set out in Schedule B hereto.

10.2           Membership

The members of CAE’s Board of Directors’ Audit Committee are:

-       Ms. Katharine B. Stevenson (Chair)

-       Mr. Paul Gagné

-       Mr. Alan N. MacGibbon

-       Mr. Andrew J. Stevens

-       Ms. Kathleen E. Walsh

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Each of these members is independent and financially literate.

Ms. Stevenson has extensive financial and accounting experience, including from her services as Treasurer of Nortel Networks Corporation, as Vice President, Corporate Finance with J.P. Morgan Chase & Co., a global financial services firm based primarily in New York, and as former chair of the Audit Committee of OSI Pharmaceuticals, Inc. She also serves on the Audit Committee of Open Text Corporation, the Audit & Risk Committee of Valeant Pharmaceuticals International Inc. and the Risk Management Committee of Canadian Imperial Bank of Commerce.

Mr. Gagné is a Chartered Professional Accountant. In addition to his current activities set out in the Directors’ table above, he also serves on the Audit Committees of the Boards of Directors of Norbord Inc. and Textron Inc. and previously chaired the Audit Committees of CAE, Inmet Mining Corporation and Fraser Papers Inc.

Mr. MacGibbon was formerly the Managing Partner and Chief Executive of Deloitte LLP (Canada), a member of Deloitte’s Board of Directors, and a member of the Executive and Board of Directors of Deloitte Touche Tohmatsu Limited. Mr. MacGibbon is a chartered professional accountant and a Fellow of the Ontario Institute of Chartered Professional Accountants.

Mr. Stevens has extensive managerial experience within the aerospace sector. This managerial experience, set out in the Directors’ table above, has provided Mr. Stevens with significant insight into financial issues encountered by companies conducting business within the aerospace sector.

Ms. Walsh is currently the CEO of Boston Medical Center, which is one of the largest safety net hospitals in New England. Ms. Walsh has extensive financial and accounting knowledge gained from her managerial experience, which is outlined in the Directors’ table above.

11.           APPROVAL OF SERVICES

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of CAE’s independent auditor. The Audit Committee must pre-approve any audit and non-audit services performed by PricewaterhouseCoopers LLP (“PwC”), CAE’s auditor, or such services must be entered into pursuant to the policies and procedures established by the Committee. Pursuant to such policies the Audit Committee annually authorizes CAE and our affiliates to engage the auditor for specified permitted tax, financial advisory and other audit-related services up to specified fee levels. The Audit Committee has considered and concluded that the provision of these services by PwC is compatible with maintaining PwC’s independence. The Audit Committee’s policy also identifies prohibited services that PwC is not to provide to CAE.

PwC has advised that they are independent with respect to CAE within the meaning of the Code of Ethics of the “Ordre des comptables professionnels agréés du Québec”.

The following chart shows all fees paid to PwC by CAE and our subsidiaries in the most recent and prior fiscal year for the various categories of services (generic description only).

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FEE TYPE	2015	2014
	($ MILLIONS)
1. Audit services	3.6	3.2
2. Audit-related services	0.6	0.2
3. Tax services	0.7	0.9
Total	4.9	4.3

Audit fees are comprised of fees billed for professional services for the audit of CAE’s annual financial statements    and services that are normally provided by PwC in connection with statutory and regulatory filings, including the audit of the internal controls over financial reporting as required by the Sarbanes-Oxley legislation.

Audit-related fees are comprised of fees relating to work performed in connection with CAE’s acquisitions, translation and other miscellaneous accounting-related services.

Tax fees are related to tax compliance support.

12.          ADDITIONAL INFORMATION

Additional information, including Directors' and Officers' remuneration and indebtedness, principal holders of CAE's securities, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Management Proxy Circular dated June 11, 2015, in connection with CAE's Annual Meeting of Shareholders to be held on August 12, 2015. Additional financial information, including comparative consolidated audited financial statements and MD&A, are provided in CAE’s Annual Report to the shareholders for the financial year ended March 31, 2015. A copy of such documents may be obtained from the Vice President, Global Communications or the Secretary of CAE upon request, or are available online at www.sedar.com, as well as CAE’s website at www.cae.com.

In addition, CAE will provide to any person or company, upon request to the Vice President, Global Communications or the Secretary of CAE, the documents specified below:

(a)   When the securities of CAE are in the course of a distribution under a preliminary short form prospectus or a short form prospectus:

(i)       one copy of CAE’s annual information form together with one copy of any document, or the pertinent pages of any document, incorporated by reference in such annual information form;

(ii)      one copy of CAE’s comparative financial statements for our most recently completed financial year together with the accompanying report of the auditors and one copy of CAE’s most recent interim financial statements for any period after the end of our most recently completed financial year;

(iii)     one copy of the information circular in respect of our most recent annual meeting of shareholders that involved the election of Directors; and

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(iv)     one copy of any other documents which are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) to (iii) above; or

(b)   At any other time, one copy of any other document referred to in clauses (i), (ii) and (iii) of paragraph (a) above, provided that CAE may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of CAE.

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GLOSSARY

For the purposes of this Annual Information Form, the following terms have the meanings set out below:

“AIF” means the Annual Information Form

“Annual Report” means the Annual Report to Shareholders for the year ended March 31, 2015

“C4ISR” means Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance

“CBCA” means the Canada Business Corporations Act

“CCAA” means the Companies’ Creditors Arrangement Act

“CE/CDB” means CAE’s Common Environment/Common Data Base

“COMAC” means Commercial Aircraft Corporation of China, Ltd

“Company” or “CAE” means CAE Inc.

“Consolidated Financial Statements” means the Consolidated Financial Statements for the year ended March 31, 2015 and the notes thereto

“FFS” means full-flight simulators

“FMS” means full-mission simulators

“FTD” means flight training devices

“FTO” means a flight training organization

“FY2015” means fiscal 2015

“HATSOFF” refers to CAE’s joint venture called the Helicopter Academy to Train by Simulation of Flying

“HAL” refers to Hindustan Aeronautics Limited

“ICAO” means the International Civil Aviation Organization

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“MD&A” means CAE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

“MPL” means the CAE Multi-crew Pilot License

“MSHATF” means CAE’s Medium Support Helicopter Aircrew Training Facility in the U.K.

“OEM” means the original equipment manufacturer

“OTSP” means Canada’s Operational Training Systems Provider program for flight and related training

“PwC” means PricewaterhouseCoopers LLP

“RAAF” means the Royal Australian Air Force

“RPK” means revenue passenger kilometers

“SEU” means simulator equivalent units

“SADI” means Canada’s Strategic Aerospace and Defence Initiative

“UAS” means unmanned aerial systems

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SCHEDULE A – SUBSIDIARIES AND OTHER INVESTMENTS

Set forth below are the names of all the direct and indirect subsidiaries and other investments of CAE as at March 31, 2015. Please note that all entities are wholly owned, except as mentioned.

Name of Subsidiary or other investment	Jurisdiction of Incorporation
Canada
7320701 Canada Inc.	Canada
8218765 Canada Inc.	Canada
CAE Healthcare Canada Inc.	Canada
CAE International Holdings Limited	Canada
CAE Machinery Ltd.	British Columbia
CAE Railway Ltd.	Canada
CAE Services (Canada) Inc.	Canada
CAE Simulator Services Inc.	Québec
CAE Wood Products G.P. [1]	Québec
Flight Simulator-Capital L.P. [2]	Quebec
Flight Simulator Capital Management Inc.	Quebec
Presagis Canada Inc.	Canada
United States
Advanced Medical Technologies, LLC.	Washington
CAE (US) Inc.	Delaware
CAE (US) LLC	Delaware
CAE Civil Aviation Training Solutions Inc.	Florida
CAE Delaware Buyco Inc.	Delaware
CAE Flight Solutions USA Inc.	Delaware
CAE Healthcare, Inc.	Delaware
CAE Integrated Enterprise Solutions USA Inc.	Delaware
CAE North East Training Inc.	Delaware
CAE Oxford Aviation Academy Pheonix Inc.	Arizona
CAE SimuFlite Inc.	Delaware
CAE USA Inc.	Delaware
Embraer CAE Training Services, LLC. (49%)	Delaware
Engenuity Holdings (USA) Inc.	Delaware
GCAT Delaware LLC	Delaware
KVDB Flight Training Services, Inc. (49%)	Arizona
Oxford Airline Training Center Inc.	Arizona
Parc U.S. Inc.	Delaware
Presagis USA Inc.	California
Rotorsim USA LLC. (50%)	Delaware
Europe
ARGE Rheinmetall Defence Electronics Gmbh/CAE Elektronik GmbH (50%) [3]	Germany
Aviation Personnel Support Services Limited	Ireland
Aviation Training Northeast Asia B.V. (50%)	Netherlands
CAE Aircrew Training Services plc (78%)	United Kingdom
CAE Aviation Training B.V.	Netherlands
CAE Beyss Grundstücksgesellschaft GmbH	Germany
CAE Center Amsterdam B.V.	Netherlands
CAE Center Brussels N.V.	Belgium

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CAE Centre Copenhagen A/S	Denmark
CAE Centre Oslo AS	Norway
CAE Centre Stockholm AB	Sweden
CAE Elektronik GmbH	Germany
CAE Engineering Korlátolt Felelősségű Társaság	Hungary
CAE Euroco S.à.r.l.	Luxembourg
CAE Global Academy Évora, SA.	Portugal
CAE Healthcare GmbH	Germany
CAE Healthcare KFT	Hungary
CAE Holdings BV	Netherlands
CAE Holdings Limited	United Kingdom
CAE International Capital Management Hungary LLC	Hungary
CAE Investments S.àr.l.	Luxembourg
CAE Luxembourg Acquisition S.àr.l.	Luxembourg
CAE Luxembourg Financing S.àr.l.	Luxembourg
CAE Management Luxembourg S.àr.l.	Luxembourg
CAE Oxford Aviation Academy Amsterdam B.V.	Netherlands
CAE Parc Aviation Jersey Limited	Jersey
CAE Services GmbH	Germany
CAE Services Italia, S.r.l.	Italy
CAE Servicios Globales de Instrucción de Vuelo (España) S.L.	Spain
CAE STS Limited	United Kingdom
CAE Training & Services Brussels NV	Belgium
CAE Training & Services UK Ltd.	United Kingdom
CAE Training Aircraft B.V.	Netherlands
CAE Training Norway AS	Norway
CAE (UK) plc	United Kingdom
CAE Verwaltungsgesellschaft mbH	Germany
CVS Leasing Limited (13.39%)	United Kingdom
Embraer CAE Training Services (UK) Limited (49%)	United Kingdom
Eurofighter Simulation Systems GmbH (12%)	Germany
Flight Training Alliance GmbH (50%)	Germany
GCAT Flight Academy Malta Limited	Malta
Helicopter Training Media International GmbH (50%)	Germany
HFTS Helicopter Flight Training Services GmbH (25%)	Germany
Oxford Aviation Academy (Oxford) Limited	United Kingdom
Oxford Aviation Academy Europe AB	Sweden
Oxford Aviation Academy European Holdings AB	Sweden
Oxford Aviation Academy Finance Limited	Ireland
Oxford Aviation Academy Ireland Holdings Limited	Ireland
Oxford Aviation Academy Latvia SIA	Latvia
Oxford Aviation Academy Norway Holdings AS	Norway
Parc Aviation (UK) Limited	United Kingdom
Parc Aviation Engineering Services Limited	Ireland
Parc Aviation International Limited	Ireland
Parc Aviation Limited	Ireland
Parc Aviation Services Limited	Isle of Man
Parc Interim Limited	Ireland
Parc Selection Limited	Isle of Man
Presagis Europe (S.A.)	France
Rotorsim s.r.l. (50%)	Italy
Servicios de Instrucción de Vuelo, S.L. (80%)	Spain
Simubel N.V. (a CAE Aviation Training Company)	Belgium
SIV Ops Training, S.L. (80%)	Spain
Other
Asian Aviation Centre of Excellence (Singapore) Pte Ltd.(50%)	Singapore
Asian Aviation Centre of Excellence Sdn. Bhd. (50%)	Malaysia

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CAE Aircraft Maintenance Pty Ltd. (50%)	Australia
CAE Australia Pty Ltd.	Australia
CAE Aviation Services Pte Ltd.	Singapore
CAE Aviation Training Chile Limitada [4] .	Chile
CAE Aviation Training International Ltd.	Mauritius
CAE Aviation Training Peru S.A.	Peru
CAE Brunei Multi-Purpose Training Center SDN BHD (60%)	Brunei
CAE Centre Hong Kong Limited	China
CAE China Support Services Company Limited	China
CAE Flight & Simulator Services Sdn. Bhd.	Malaysia
CAE Flight and Simulator Services Korea Ltd. (50%)	Korea
CAE Flight Training (India) Private Limited (50%)	India
CAE Flight Training Center Mexico, S.A. de C.V.	Mexico
CAE India Private Limited	India
CAE Integrated Enterprise Solutions Australia Pty Ltd	Australia
CAE Japan Flight Training Inc.	Japan
CAE Melbourne Flight Training Pty Ltd. (50%)	Australia
CAE Middle East L.L.C. (49%)	Dubai
CAE Middle East Holdings Limited (50%)	Dubai
CAE New Zealand Pty Limited	New Zealand
CAE Nigeria Flight Training Services Limited	Nigeria
CAE Oxford Aviation Academy (Singapore) Pte Ltd.	Singapore
CAE Shanghai Company, Limited	Shanghai
CAE Simulation Technologies Private Limited.	India
CAE Simulation Training Private Limited (25%)	India
CAE Singapore (S.E.A.) Pte Ltd.	Singapore
CAE South America Flight Training do Brasil Ltda	Brazil
CAE-LIDER Training Do Brasil Ltda. (50%)	Brazil
China Southern West Australia Flying College Pty Ltd (47%)	Australia
Emirates-CAE Flight Training (L.L.C.) (49%)	Dubai
Flight Training Device (Mauritius) Limited	Mauritius
HATSOFF Helicopter Training Private Limited (50%)	India
International Flight School (Mauritius) Ltd.	Mauritius
JAL CAE Flight Training Co., Ltd. (50%)	Japan
National Flying Training Institute Private Limited (51%)	India
Oxford Aviation Academy (Australia) Pty Ltd. (50%)	Australia
Oxford Aviation Academy Holdings Pty Ltd. (50%)	Australia
Parc Aviation Japan Limited	Japan
Philippine Academy for Aviation Training, Inc. (20%)	Philippines
Sabena Flight Academy – Africa (34%)	Cameroun
Simulator Servicios Mexico, S.A. de C.V.	Mexico
Zhuhai Free Trade Zone Xiang Yi Aviation Technology Company Limited 49%)	China
Zhuhai Xiang Yi Aviation Technology Company Limited (49%)	China

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INACTIVE

Name of Subsidiary or other investment	Jurisdiction of Incorporation
CAE Beteiligungsgesellschaft mbH	Germany
CAE Screenplates SA.	France
GCAT Flight Academy Germany GmbH	Germany
Invertron Simulators plc	United Kingdom
ISDAT Simulation SDN BHD (20%)	Malaysia
Parc-CV Limited	Ireland
Parc Aviation Training Limited	Ireland
Xtend Inc.	Utah

DISCONTINUED

Name of Subsidiary or other investment	Jurisdiction of Incorporation
Backairn Limited	United Kingdom
CAE Datamine Peru S.A.	Peru
CAE Mining Africa (Pty) Ltd.	South Africa
CAE Mining Australia Pty Ltd.	Australia
CAE Mining Brasil Soluçoes em Tecnologia Ltda	Brazil
CAE Mining Canada Inc.	Canada
CAE Mining Chile SA	Chile
CAE Mining Corporate Limited	United Kingdom
CAE Mining Equipment Canada Inc.	Canada
CAE Mining Holdings Inc.	Canada
CAE Mining International Limited	United Kingdom
CAE Mining North America Inc.	Colorado
CAE Mining Services Mexico, S.A. de C.V.	Mexico
CAE Mining Software Limited	United Kingdom
Mineral Industries Computing Limited	United Kingdom

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Notes 1; 2; 3; 4 refer to a partnership.

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SCHEDULE B – AUDIT COMMITTEE MANDATE

CAE INC.

MEMBERSHIP AND RESPONSIBILITIES OF

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

1.             ROLE AND MEMBERSHIP

The Audit Committee (the “Committee”) shall be a committee of the Board of Directors.

The Committee shall consist of three to five directors (one of whom shall be the Chairman of the Committee). All members of the Committee shall be independent directors, as determined by the Board taking into consideration applicable laws, regulations and other requirements and regulatory guidelines applicable to such determination. Each member shall annually certify to CAE Inc. (“CAE” or the “Company”) as to his or her independence, in form compliant with the standards of independence set out by regulatory authorities, stock exchanges and other applicable laws, regulations and requirements. Each member shall be able to read and understand financial statements (balance sheet, income statement, cash flow statement) that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by CAE’s financial statements, or shall become able to do so within a reasonable period of time after joining the audit committee. One member shall qualify as a “financial expert” (as defined by applicable regulation) and therefore have past employment in finance, accounting or any other comparable experience or background providing financial expertise. The Committee composition, including the qualifications of its members, shall comply with the requirements of regulatory authorities, stock exchanges and other applicable laws, regulations and requirements, as such requirements may be amended from time to time.

The Chairman of the Committee and its members shall be elected annually by the Board of Directors following recommendation of the Governance Committee and the Chairman of the Board. If the designated Chairman of the Committee is unable to attend a Committee meeting, the other Committee members present shall elect a replacement Chairman for that meeting.

A majority of members of the Committee shall constitute a quorum.

2.             RESPONSIBILITIES

Work closely and cooperatively with such officers and employees of CAE, its auditors, and/or other appropriate advisors and with access to such information as the Committee considers to be necessary or advisable in order to perform its duties and responsibilities, as assigned by the Board of Directors, in the following areas:

3.             REVIEW OF AUDITED FINANCIAL STATEMENTS

3.1           Review the annual audited consolidated financial statements and make specific recommendations to the Board of Directors. As part of this process the Committee should:

•            Review the appropriateness of and any changes to the underlying accounting principles and practices.

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•            Review the appropriateness of estimates, judgments of choice and level of conservatism of accounting alternatives.

•            Review annually with management, external and internal auditors the identification, assessment and resulting mitigation strategy for financial risks, and the input of the integrated risk assessment into the annual audit planning cycle with subsequent quarterly updates by Chief Financial Officer of any material changes with respect to financial risk assessment. .

•            Oversee the review by internal audit of the existence and effectiveness of CAE’s group-wide risk management program.

•            Review the annual audited financial statements and actuarial valuation reports, if any, for the Supplementary Pension, Designated Executive Pension Plan, Employee Pension Plan, U.S. 401(K) Retirement Savings  Plans  and  other material pension plans of the Company and its subsidiaries.

4.             ENGAGEMENT OF EXTERNAL AUDITORS

4.1           Recommend to the Board of Directors the appointment of the external independent auditor, which shall be accountable to the Board and the audit committee as representatives of the shareholders.

4.2           Review and approval of engagement letter. As part of this review the committee reviews and recommends to the Board of Directors for their approval the auditors’ fees for the annual audit. The Committee is responsible for the oversight of the work of the Company’s auditor for the purpose of preparing or issuing an audit report or related work, and the auditor shall report directly to the Committee. The Committee shall pre-approve the engagement of the external auditors for the audit, any audit- related services, advice with respect to taxation matters and other permitted services and fees for such services, including approval processes for any such service that comply with the requirements of regulatory authorities, stock exchanges and other applicable laws, regulations and requirements, as amended from time to time.

4.3           Receipt of a written statement not less than annually from the external auditor describing in detail all relationships between the auditor and CAE that may impact the objectivity and independence of the auditor. Review annually with the Board of Directors the independence of the external auditors and either confirm to the Board of Directors that the external auditors are independent  in  accordance  with  applicable  listing  requirements,  laws,  regulations  and  other  regulatory  guidelines,  or recommend that the Board of Directors take appropriate action to satisfy itself of the external auditors’ independence. Review and approve CAE’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of CAE.

5.             REVIEW AND DISCUSSION WITH EXTERNAL AUDITORS

5.1           Review with the external auditors and management the annual external audit plans and agenda which would include objectives, scope, risks assessments, timing, materiality level and fee estimate.

5.2           Request and review an annual report prepared by the external auditors of any significant recommendations to improve internal control over financial reporting and corresponding management responses.

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5.3           Request and review an annual report prepared by the external auditors regarding the auditor’s internal quality-control procedures, material issues raised by the most recent internal quality-control review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding 5 years, respecting one or more audits carried out by the auditors, and any steps taken to deal with any such issues.

5.4           Hold timely discussions with the external auditors regarding (i) critical accounting policies and practices, (ii) alternative treatments of financial information within generally accepted accounting principles related to material items discussed with management, ramifications thereof and treatment preferred by the external auditor, and (iii) other material written communication between the external auditor and management, including the management letter and schedule of unadjusted differences.

5.5           Meet to review and discuss with the external auditors the annual audited financial statements and quarterly financial statements, including disclosures in management discussion and analysis.

5.6           Meet separately, quarterly, with the external auditors (including the lead partner).

5.7           Make specific and direct inquiry of the external auditors’ work relating to:

•            Performance of management involved in the preparation of financial statements.

•            Any restrictions on the scope of audit work.

•            The level of cooperation received in the performance of the audit.

•            The effectiveness of the work of internal audit.

•            Any unresolved material differences of opinion or disputes between management and the external auditors, and be directly responsible for overseeing the resolution of disagreements between management and the external auditors regarding financial reporting.

•            Any transactions or activities which may be illegal or unethical.

•            Independence of the external auditor including the nature and fees of non-audit services performed by external audit firm and its affiliates.

•            Any other matter so desired.

5.8           Provide evaluation and regular feedback to the external auditors.

6.             REVIEW AND DISCUSSION WITH INTERNAL AUDITORS

6.1           Review the annual internal audit plan including assessment of audit risk, planned activities, level and nature of reporting, audit organization and annual budget.

6.2           Periodically review the adequacy and effectiveness of the Company’s disclosure controls and procedures and the Company’s internal control over financial reporting, including any significant deficiencies and significant changes in internal controls.

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6.3           Set and communicate to the director of internal audit high expectations and hold him/her and the department accountable for meeting them. Provide guidance on reported potential management lapses and evaluate the status and implementation of recommendations.

6.4           Meet separately, regularly, with the director of internal audit.

6.5           Make specific and direct inquiry of the internal auditors’ work relating to:

•            Any significant recommendations to improve financial, operational and compliance internal controls and corresponding management responses.

•            The level of independence of internal audit.

•            Any material disagreement with management or scope or restrictions encountered in the course of the function’s work.

•            Any other matter so desired.

6.6           Discuss goals and evaluate the performance of the Director of Internal Audit. Oversee at least once every five years an external review of the internal audit function.

7.             REVIEW AND DISCUSSION WITH MANAGEMENT

7.1           Review and assess the adequacy and quality of organization, staffing and succession planning for accounting and financial responsibilities (including internal audit).

7.2           Review analyses prepared by management setting forth significant financial reporting issues and judgements made in connection with the preparation of the financial statements, including analyses of the effect of alternative and/or new GAAP methods on the financial statements.

7.3           Discuss with management the annual audited financial statements and quarterly financial statements and the independent auditor, including CAE’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”).

7.4           Review with management the annual performance of external and internal audit and respond to results thereof.

7.5           Review at least annually with management:

•            Tax compliance;

•            IT and Cyber-Security risks and controls; and

•            Capital structure appropriateness and efficiency.

8.             REVIEW AND DISCUSSION WITH THE HUMAN RESOURCES COMMITTEE

8.1           On request, provide support to the Human Resources Committee of the Board (“HR Committee”) regarding management incentives and related topics (including compensation and appropriate use of corporate assets).

8.2           Support with the HR Committee in its assessment of the incentive structure and whether it contributes to increased fraud or other risks.

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9.             REVIEW OF PUBLIC DISCLOSURE DOCUMENTS

9.1           Review all material public documents relating to CAE’s financial performance, financial position or analyses thereon, including financial statements, MD&A, annual and interim earnings press releases and the Annual Information Form (“AIF”), prior to their release. Review and monitor practices and procedures adopted by the Company to assure compliance with applicable listing requirements, laws, regulations and other rules, and where appropriate, make recommendations or reports thereon to the Board of Directors. Discuss CAE’s financial information and earnings guidance, if any, provided to analysts and rating agencies.

9.2           Review major issues regarding accounting principles and financial report presentations, including any significant changes in the accounting principles to be observed in the preparation of the accounts of the Company and its subsidiaries, or in their application; major issues as to the Company’s internal controls; and any special audit steps adopted in light of material control deficiencies.

9.3           Prepare/review such reports of the Committee as may be required by any applicable securities regulatory authority to be included in the Company’s management proxy circular or any other disclosure document of the Company.

9.4           The Committee shall review and approve the procedures set out in the Company’s Corporate Communications & Disclosure Policy and will annually verify that adequate procedures exist within the Company for the review of its disclosure of financial information derived from its financial statements.

10.           ETHICAL AND LEGAL COMPLIANCE

10.1        Oversee, review, and annually update the Company’s code of business conduct and the company’s system to monitor compliance with and enforce this code.

10.2        Review, with the Company’s general counsel, legal compliance and legal matters that could have a significant impact on the Company’s financial statements.

11.           OTHER RESPONSIBILITIES

11.1        The Board may refer from time to time such matters relating to the financial affairs and risk management of the Company as the Board may deem appropriate.

12.           MEETINGS

12.1        The Committee shall meet at such times as deemed necessary by the Board or the Committee and shall report regularly to the Board.

13.           ENGAGEMENT OF PROFESSIONAL SERVICES

13.1        The Committee is authorized to engage independent counsel, and other advisers, as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Committee, for such services.

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14.           HANDLING OF COMPLAINTS

14.1        The Committee shall maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

15.           ANNUAL REVIEW

15.1        The Committee shall review and assess the adequacy of its mandate annually, report to the Board of Directors thereon and recommend to the Board of Directors (for approval) any proposed changes to its processes, procedures and agendas, as well as this charter.

15.2        The Committee shall also perform an annual evaluation of the composition (including considering periodically rotating its members), independence and performance of the Committee and shall report to the Chairman of the Governance Committee of the CAE Board of Directors thereon.

16.           ORIENTATION AND CONTINUING EDUCATION

16.1        Identify and participate where appropriate or necessary in continuing audit committee education reading and/activities.

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